Exhibit 99.1

ITEM 6.  SELECTED FINANCIAL DATA

The financial information as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 is derived from audited financial statements included elsewhere in this Form 8-K.  The table should be read in conjunction with Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Item 8, "Financial Statements and Supplementary Data."

(In thousands, except per share data)	Years Ended December 31,
Consolidated Statements of Operations Data:	2009	2008	2007	2006	2005
Revenue:
Service	$43,373	$45,016	$16,622	$10,791	$7,478
License fees, content and royalties	45,235	49,184	15,271	14,813	8,251
Total revenue	88,608	94,200	31,893	25,604	15,729
Costs:
Cost of service	15,673	18,718	8,995	6,519	3,826
Cost of license fees, content and royalties	5,649	5,876	1,773	-	-
Amortization of intangible assets	5,433	6,642	3,449	2,382	2,252
Total costs	26,755	31,236	14,217	8,901	6,078
Gross profit	61,853	62,964	17,676	16,703	9,651
Operating expenses:
Research and development	38,631	47,451	35,090	27,950	26,711
Sales, general and administrative	35,310	39,638	33,865	28,708	21,524
Restructuring charges	1,171	3,202	-	-	-
Impairment to goodwill, intangibles, and other long-lived assets	-	71,084	-	-	-
Acquired in-process research and development	-	-	2,500	-	1,590
Amortization of intangible assets	5,624	5,630	2,002	1,442	1,263
Total operating expenses	80,736	167,005	73,457	58,100	51,088
Loss from continuing operations	(18,883)	(104,041)	(55,781)	(41,397)	(41,437)
Gain from sale of equity interest in Ilypsa, Inc.	-	4,939	40,826	-	-
Interest and other income (expense), net	10,559	10,349	21,695	26,508	20,670
Income (loss) from continuing operations before income tax and equity loss	(8,324)	(88,753)	6,740	(14,889)	(20,767)
Income tax benefit (expense)	4,399	(2,213)	(2,220)	6,236	8,197
Equity in loss from investment in Visyx Technologies Inc.	-	-	(314)	(186)	-
Net loss from continuing operations	(3,925)	(90,966)	4,206	(8,839)	(12,570)
Discontinued operations
Income (loss) from discontinued operations before income tax	2,039	(23,036)	23,056	29,741	40,910
Income tax benefit (expense)	748	7,386	(8,478)	(12,618)	(16,338)
Net income (loss) from discontinued operations	2,787	(15,650)	14,578	17,123	24,572
Net income (loss)	$(1,138)	$(106,616)	$18,784	$8,284	$12,002
Net income (loss) per share from continuing operations - basic	$(0.11)	$(2.70)	$0.13	$(0.27)	$(0.38)
Net income (loss) per share from continuing operations - diluted	$(0.11)	$(2.70)	$0.13	$(0.26)	$(0.36)
Net income (loss) per share from discontinued operations - basic	$0.08	$(0.46)	$0.44	$0.52	$0.75
Net income (loss) per share from discontinued operations - diluted	$0.08	$(0.46)	$0.43	$0.50	$0.71
Net income (loss) per share - basic	$(0.03)	$(3.16)	$0.57	$0.25	$0.37
Net income (loss) per share - diluted	$(0.03)	$(3.16)	$0.56	$0.24	$0.35
Shares used in computing basic net income (loss) per share	34,321	33,747	33,199	33,199	32,819
Shares used in computing diluted net income (loss) per share	34,321	33,747	33,557	34,214	34,564
Shares used in computing basic net income (loss) per share from discontined operations	34,321	33,747	33,199	33,199	32,819
Shares used in computing diluted net income (loss) per share from discontined operations	34,503	33,747	33,557	34,214	34,564

The Consolidated Statements of Operations Data have been reclassified for all periods presented to reflect the presentation of all divested and wound-down HPR businesses as discontinued operations.  No reclassifications have been made to our Consolidated Balance Sheet Data to reflect the divestiture and wind down actions.

	December 31,
(In thousands)	2009	2008	2007	2006	2005
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$81,777	$66,415	$45,472	$149,995	$168,625
Working capital	$57,391	$41,393	$40,750	$146,180	$162,237
Long-term investments	$15,147	$15,147	$13,500	$13,714	$-
Goodwill and intangible assets	$80,290	$93,247	$180,515	$31,657	$32,065
Total assets	$226,808	$227,585	$316,898	$260,006	$241,412
Total stockholders' equity	$156,734	$152,083	$252,241	$228,376	$218,529

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements that involve risks and uncertainties within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements typically may be identified by the use of forward-looking words or phrases such as "may," "will," "believe," "expect," "plan," "intend," "goal," "anticipate," "should," "planned," "estimated," "potential," and "continue," or the negatives thereof or other comparable terminology regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements include, without limitation, statements regarding: our intentions, beliefs and expectations regarding our future financial performance and operating results; anticipated trends in our business; our belief that our cash and cash equivalents will be sufficient to satisfy our anticipated cash requirements for at least the next twelve months.

Among the factors that could cause actual results to differ materially are the factors detailed in Item 1A, "Risk Factors" of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which we highly encourage investors to read.  Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Report.

All percentage amounts and ratios were calculated using the underlying data in thousands. Operating results for the year ended December 31, 2009 are not necessarily indicative of the results that may be expected for future fiscal years. In particular, we have included the impacts of the HPR Divestiture (defined and described below) and winding down of HPR on our results of operations and described the impact, as applicable, which will materially impact our future results.  The following discussion and analysis should be read in conjunction with our historical financial statements and the notes to those financial statements that are included in Item 8 of Exhibit 99.1 of this Form 8-K.

Overview

Since our inception, we have invested heavily in developing technology, laboratory systems and software to automate, accelerate and digitize traditional R&D and pursue high-throughput materials research.  Our scientific team has deep technical expertise. Through Symyx Software, we offer customers integrated R&D collaboration, execution and analysis applications, and access to scientific content and industry-leading chemical informatics, logistics and decision-support applications.

We have generated revenue and cash flows from operations from licensing Symyx Software, subscriptions to certain scientific content and accompanying services and support, and from royalties from our software related intellectual property.

Prior to fiscal year 2010, we operated under two business units, Symyx Software and Symyx High Productivity Research (“HPR”).  During the first quarter of 2010, we completed the sale of certain components of HPR, namely tools and small molecule research, to Freeslate, Inc. (the "HPR Divestiture").  As well, we wound down our contract research operations included in the HPR business after the expiration of certain research agreements with The Dow Chemical Company ("Dow Chemical") and ExxonMobil.  As a result of these divestiture and wind down actions, we have reclassified the historical results of operations for the HPR business from continuing operations to discontinued operations for all periods presented.  No reclassifications have been made to our consolidated balance sheets and consolidated statements of cash flows to reflect the divestiture and wind down actions.

In addition, certain reclassifications have been made to prior period amounts to conform to the current period presentation of royalties from research related patents as of March 31, 2010.  These royalties are now included in interest and other income.  Historically, Symyx recorded royalties from research-related patents in License fees, Content and Royalties on the Consolidated Statements of Operations. As discussed above, we have substantially exited the HPR business, in particular the contract research services business which provided the basis for these royalties, yet we retained the rights to certain intellectual property related thereto. As such, we have reclassified all royalty income related to such business as Other Income.  Since the first quarter of 2010, Symyx’s central operations are those of Symyx Software referenced above.

Recent Events

Our major recent events and their impact on our business are highlighted below:

Symyx Notebook 6.4 – In January 2010, we announced the release of Symyx Notebook 6.4, offering scientists improved support for method development, validation and execution in regulated and non-regulated analytical labs. This latest release of Symyx's ELN, or electronic lab notebook, offers new cross-experiment referencing and reporting capabilities that improve collaborative workflows for multidisciplinary teams working in the life sciences, chemicals, energy and consumer products industries.

Hosted Informatics – In October 2009, we announced the launch of hosted informatics software to researchers working in the pharmaceutical, biotechnology and chemical industries and academia. The new hosted offerings, to be accessed via a software-as-a-service business model, will combine Symyx software with data archiving capabilities in a secure, state-of-the-art data hosting and communications facility. The hosted informatics environment will enable more R&D organizations to benefit from scientific software by reducing the requirements for information technology (“IT”) infrastructure and resources, lowering total cost of ownership and accelerating ELN deployment.

October 2009 Restructuring -- In October 2009, we commenced the October 2009 Restructuring to address underperformance in our contract development and manufacturing operations ("CDMO") business acquired as part of the IntegrityBio acquisition in fiscal 2008, and to address an anticipated decline in demand for research services following the 2009 year end.  In the fourth quarter of 2009, we exited our CDMO business and began a process to reduce HPR staffing by approximately 75 employees, representing a 15% reduction in total Symyx headcount. We completed the majority of these restructuring actions by December 31, 2009, and have completed the remaining balance of these actions in the first quarter of 2010.  The restructuring charges have been included in net income from discontinued operations in our statements of operations.

HPR Divestiture and wind down -- On February 11, 2010, and following an extensive sales process led by our financial advisors, we executed definitive agreements (the “Divestiture Agreements”) pursuant to which we divested the assets of HPR’s tools operations and of certain of our restructured contract research services operations (the “HPR Divestiture”) to a newly formed company, Freeslate, Inc. (“Freeslate”). HPR’s president, John S. Senaldi, resigned from Symyx prior to the signing of the Divestiture Agreements to lead the acquisition of HPR assets as founder and chief executive officer of Freeslate.  Pursuant to the Divestiture Agreements, we transferred to Freeslate substantially all existing HPR physical assets and certain intellectual property assets, including a portion of our patent portfolio and certain components of our Lab Execution and Analysis (“LEA”) software suite.  The HPR Divestiture closed on March 1, 2010.  Pursuant to the Divestiture Agreements, we provided $8.6 million of positive net working capital at closing.  In return, we received a $10.0 million unsecured promissory note, common stock representing an approximately 19.5% equity interest in Freeslate and a warrant allowing us to retain our 19.5% interest in the event of dilution through future stock issuances under Freeslate’s existing stock plans . We retained all existing rights to royalties and licensing fees previously included in HPR, as well as relevant patents underlying those entitlements. Substantially all HPR employees accepted employment with Freeslate following the closing. In 2008 and 2009, research services revenues decreased significantly due to the expiration of our principal collaboration agreements with Dow Chemical and ExxonMobil. In October 2009, we commenced a restructuring focused on HPR to address underperformance in our CDMO, and to address an anticipated decline in demand for research services after completion of our contract research for Dow Chemical and ExxonMobil at the end of December 2009.  In the fourth quarter of 2009, we sold the CDMO business and implemented a process to reduce HPR staffing by approximately 75 employees, a 15% reduction in total Symyx headcount, which we completed in the first quarter of 2010.  As a result of these actions, we concluded that the operations and cash flows of the divested component have been eliminated from our ongoing operations. We do not have any significant continuing involvement in the operations of the HPR business. Therefore, we have reported the results of operations of the divested and wound down business in discontinued operations for current and historical periods presented.

Symyx, Accelrys, Merger Agreement – On April 5, 2010, we entered into a merger agreement with Accelrys, Inc. (Nasdaq: ACCL), a San Diego, California-based company that develops scientific business intelligence software and solutions for the life sciences, energy, chemicals, aerospace and consumer products industries. The merger, structured to be a tax-free, all-stock merger of equals, was approved by both companies’ boards of directors.  Under the terms of the agreement, Symyx shareholders would receive 0.7802 shares of Accelrys common stock for each share of Symyx.  Following the completion of the merger, Accelrys and Symyx shareholders would each own approximately 50 percent of the combined company, with the Accelrys stockholders owning only slightly more than the Symyx stockholders. The merger is expected to be completed in the third calendar quarter of 2010, subject to customary closing conditions, and shareholder and regulatory approvals. The merger agreement between Symyx and Accelrys also includes materially reciprocal termination provisions, and provides that in certain specified circumstances, one party must pay the counter-party a termination fee of $7.5 million. The merger agreement also provides for an expense payment of $1.0 million if a party terminates the merger agreement following the counter-party’s stockholders’ “no” vote, which fee shall be credited against the payment described in the previous sentence, if any.

Impairment to Goodwill, Intangibles and Other Long-lived Assets

In the fourth quarter of 2008, pursuant to our accounting policy, we performed an annual impairment test of goodwill. As a result of this analysis, we concluded that the carrying amounts of goodwill included in our Symyx Software and Symyx HPR segments exceeded their implied fair values and recorded an impairment charge of approximately $76.5 million, of which $71.1 million is included in the caption “Impairment to Goodwill, Intangibles and Other Long-Lived Assets” and $5.4 million related to HPR goodwill is included in net loss from discontinued operations.  The impairment charge was determined by comparing the carrying value of goodwill assigned to the reporting units within these segments as of December 1, 2008, with the implied fair value of the goodwill. We considered both the income and market approaches in determining the implied fair value of the goodwill based upon a blended approach. The income approach uses estimates of future operating results and cash flows of each of the reporting units discounted at estimated discount rates ranging from 19% to 21%. The estimates of future operating results and cash flows were principally derived from an updated long-term financial forecast developed as part of our strategic planning cycle conducted annually during the fourth quarter of 2008. The decline in the implied fair value of the goodwill and resulting impairment charge was primarily driven by the updated long-term financial forecasts, which showed lower estimated near-term and longer-term profitability compared to estimates developed at the time of the completion of the MDL and IntegrityBio acquisitions. Refer to Note 1 of the Notes to Consolidated Financial Statements for further details.

In the fourth quarter of 2008, due to the significant decline of our market capitalization, we also performed an impairment test of long-lived assets. As a result of this analysis, we concluded that the carrying amounts of intangibles and other long-lived assets in Symyx HPR segments exceeded their implied fair values and recorded an impairment charge of approximately $13.8 million, which is included in the caption “Net income (loss) from discontinued operations.”

In 2009, we recorded an additional impairment charge of $327,000 to goodwill in connection with the IntegrityBio additional consideration as discussed in Note 1 of the Notes to Consolidated Financial Statements.  The impairments recorded for IntergrityBio have been included in net income from discontinued operations. No other impairment charges were recorded in 2009.

Integrity Biosolution, LLC

On August 13, 2008, we acquired IntegrityBio, a privately-held research service company based in Camarillo, California for approximately $10.2 million, with additional contingent consideration as described below.

In accordance with the authoritative guidance issued by the Financial Accounting Standards Board (FASB) on business combinations, we allocated the purchase price to the tangible assets, liabilities and intangible assets acquired, based on their estimated fair values. The excess purchase price over the fair values was recorded as goodwill. The fair value assigned to intangible assets acquired was based on estimates and assumptions determined by management. The acquired goodwill was assigned entirely to our research business. Purchased intangibles with finite lives are amortized on a straight-line basis over their respective useful lives.

The total cash purchase price for this acquisition was $10.2 million, including working capital adjustments of $0.6 million paid in January 2009, and $0.2 million in transaction costs, consisting of legal and other professional service fees.

The purchase price allocation is as follows (in thousands):

Amount
Fair value of net assets acquired	$1,948
Intangible assets	2,860
Goodwill	5,440
Total	$10,248

The fair values of IntegrityBio’s net assets as of the acquisition date were (in thousands):

Amount
Cash	$32
Accounts receivable	789
Plant, property and equipment	1,379
Accounts payable and other accrued liabilities	(127)
Accrued compensation	(47)
Deferred revenue	(78)
Fair value of IntegrityBio's net assets	$1,948

In October 2009, to address underperformance in our CDMO operations acquired as part of the IntegrityBio acquisition, and to address the anticipated decline in the demand for research services after 2009, we exited our CDMO operations and commenced a plan to reduce our HPR staffing by approximately 75 employees, representing a 15% reduction in our total current headcount. We completed the majority of these restructuring actions by December 31, 2009, and have completed the remaining balance of these actions in the first quarter of 2010. In the fourth quarter of 2009, we sold all the tangible and intangible assets acquired during the IntegrityBio acquisition and recorded a total loss of $2.0 million which is included in net income from discontinued operations.

Acquisition of MDL Group Companies

On October 1, 2007, we acquired MDL for $123 million in cash. Of the $123 million cash paid, the parties placed $10 million in escrow pending the final determination of any detriments suffered or benefits enjoyed by MDL as a result of pre-closing intercompany transactions between certain MDL group companies and the seller. The escrow account (including interest earned) was subsequently settled in 2009, resulting in a distribution of $6.6 million to Symyx (including $5.0 million in working capital adjustments, a $1.3 million tax reimbursement and a $325,000 reimbursement for professional fees) and the remaining balance to the seller of MDL.

The purchase price for this acquisition was $121.5 million, consisting of approximately $118.0 million in cash and $3.5 million in transaction costs, consisting of banking, legal and other professional service. The purchase price allocation is as follows (in thousands):

Amount
Fair value of net liabilities assumed	$(5,605)
Accrued restructuring costs	(6,823)
In-process research and development	2,500
Intangible assets	59,000
Deferred tax liabilities	(22,428)
Goodwill	95,150
Total	$121,794

The fair values of MDL’s net liabilities as of the acquisition date were (in thousands):

Amount
Accounts receivable, net	$4,417
Prepaids and other assets	3,549
Plant, property and equipment	4,851
Accounts payable and other accrued liabilities	(2,046)
Accrued compensation	(4,961)
Deferred revenue	(10,404)
Fair value of MDL’s net liabilities	$(4,594)

Goodwill from the MDL acquisition is not deductible for federal income tax purposes and partially deductible for state income tax purposes.

Critical Accounting Policies

We prepare our financial statements and accompanying notes in accordance with generally accepted accounting principles in the United States (GAAP). Note 1 of the Notes to Consolidated Financial Statements included under Item 8 in this Form 8-K describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. Preparing financial statements and related disclosures requires management to exercise judgment in making estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Estimates include assumptions such as the elements comprising a revenue arrangement, including the distinction between software upgrades/enhancements and new products, when our products achieve technological feasibility, the assumptions used in determining the implied fair value of goodwill, intangibles and other long-lived assets, assumptions used to determine the stock-based compensation of our equity awards, including the volatility rate and the forfeiture rates for stock-based awards, reserve for excess or obsolete inventory, future warranty expenditures, significant management judgment required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets, the potential outcome of future tax consequences of events recognized in the our financial statements or tax returns, the foreign currency rate used in determining the effect of foreign currency exchange rate fluctuation on our financial statements and the accounting policies adopted to defer costs associated with various contracts.  We evaluate our estimates, including those mentioned above, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from those estimates under different assumptions or conditions.

Source of Revenue and Revenue Recognition Policy

We generate revenue from the license of software, content subscriptions, provision of support and maintenance services, and the license of intellectual property. It is possible for our customers to work with us in multiple areas of our business and contracts may include multiple elements of service revenue and license and royalty revenue.  For those contracts that involve multiple element deliverables, we identify all deliverables and allocate revenue among the units of accounting. In an arrangement that includes software that is more than incidental to the products or services as a whole, we recognize revenue from the software and software-related elements, as well as any non-software deliverable(s) for which a software deliverable is essential to its functionality, in accordance with the authoritative guidance on software revenue recognition.

Service Revenue

We recognize revenue from software consulting agreements and support and maintenance agreements as earned upon performance of the services specified in the agreements. Payments received that are related to future performance are deferred and recognized as revenue as the performance requirements are fulfilled.

Revenue from milestone payments, which are substantially at risk until the milestones are completed, is recognized upon completion of these milestone events. Milestone payments to date have been immaterial.

Revenue allocable to support and maintenance is recognized on a straight-line basis over the period the support and maintenance is provided. Our software licenses may provide for technical support, bug fixes and rights to unspecified upgrades on a when-and-if-available basis for periods defined within the contract. Revenue related to this customer support and maintenance is deferred and recognized over the term of the contracted support.

For many customers, we have developed custom registration and other tools that are typically delivered on a time and materials basis. These custom development projects are generally not sold in connection with a new software license deal, but rather to customers that have been using our software products for an extended period of time. Revenue from these arrangements is usually recognized on a monthly basis as the services are delivered and invoiced.

Software License and Database Content Fees

For database content and software licensed on an annual right to use basis, revenue is recognized on a straight-line basis over the term of the license. For revenue allocable to the software portion of a multiple element arrangement or licensed on a perpetual basis, we recognize revenue upon delivery of the software product to the end-user and commencement of the license, unless we have ongoing obligations for which fair value cannot be established or the fee is not fixed or determinable or collectability is not probable, in which case we recognize revenue only when each of these criteria have been met. By way of example, for our ELN software products and the software products we acquired from MDL, we have not yet established the fair value of certain ongoing obligations and accordingly, any perpetual license fees are recognized ratably over the period of the ongoing obligations (typically a bundled support and maintenance commitment of one year). The only software product for which we have established Vendor Specific Objective Evidence of fair value is our LEA software product maintenance and annual licenses. We consider all arrangements with payment terms longer than 12 months not to be fixed or determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs, when fair value for any remaining undelivered elements can be established, or when the only remaining undelivered elements are post-contract customer support, which we will recognize ratably over the term of support.

Source of Revenue and Revenue Recognition Policy – Discontinued Operations

Service Revenue

We recognize revenue from research agreements and warranty support and maintenance agreements as earned upon performance of the services specified in the agreements. Payments received that are related to future performance are deferred and recognized as revenue as the performance requirements are fulfilled.

Non-refundable up-front payments received in connection with research and development collaboration agreements, including technology access fees, are deferred and recognized as earned upon performance of the services over the relevant periods specified in the agreement, generally the research term. Research revenue is either recognized as research service time is delivered to the customer or as the results of research experiments are delivered to the customer over the term of the agreement. Revenue from milestone payments, which are substantially at risk until the milestones are completed, is recognized upon completion of these milestone events. Milestone payments to date have been immaterial.

Product Sales

We recognize revenue from the sale of Symyx HPR tools and the license of associated software, and all related costs of products sold are expensed, once delivery has occurred and customer acceptance has been achieved. A determination is made for each system delivered as to whether software is incidental to the system as a whole. Revenue from the sale of HPR tools is earned and recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is reasonably assured. If there are extended payment terms, we recognize product revenue as these payments become due. We consider all arrangements with payment terms extending beyond 12 months not to be fixed or determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer. In multiple element arrangements, we use the residual method to allocate revenue to delivered elements once we have established fair value for all undelivered elements. A warranty expense accrual is established at the time of delivery for all tool sales.

Goodwill, Intangible Assets and Other Long-Lived Assets

We test goodwill of our reporting units for impairment annually during our fourth quarter or whenever events occur or circumstances change, such as an adverse change in business climate or a decline in the overall industry, that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Based on the evaluation of the operating segments in 2008, we allocated goodwill into three reporting units: Symyx Software, Symyx Research and Symyx Tools. Symyx Research and Symyx Tools comprised the Symyx HPR operating segment.

In 2009, due to the change in Symyx’s business and therefore combination of Symyx Research and Symyx Tools within the HPR operating segment, we allocated goodwill into two reporting units: Symyx Software and Symyx HPR. In the first quarter of 2010, due the divestiture and wind down of the HPR business, Symyx consists of one operating segment and reporting unit.

We test other long-lived assets, including property, equipment and leasehold improvements and other intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying value of those assets may not be recoverable.

In estimating the fair value of the reporting units with recognized goodwill for the purposes of our annual or periodic analyses, we make estimates and judgments about the future cash flows of these reporting units. Our cash flow forecasts are based on assumptions that are consistent with the plans and estimates we are using to manage the underlying reporting units. In addition, we make certain judgments about allocating shared assets such as accounts receivable and property, plant and equipment to the estimated balance sheet for those reporting units. We also consider our market capitalization (adjusted for unallocated monetary assets such as cash, marketable debt securities and debt) on the date we perform the analysis.

In 2008, we recorded an impairment charge of $90.3 million to goodwill, intangible assets and other long-lived assets, of which $19.2 million related to the HPR business is included in net loss from discontinued operations. See further discussion in Note 1 of the Notes to Consolidated Financial Statements.

In 2009, we recorded an additional impairment charge of $327,000 to goodwill in connection with the IntegrityBio additional consideration as discussed in Note 1 of the Notes to Consolidated Financial Statements.  The impairments recorded for IntergrityBio have been included in net income from discontinued operations.

Stock-Based Compensation

Our stock-based compensation expense is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (BSM) option-pricing model and is recognized as expense over the requisite service period. The BSM model requires various highly judgmental assumptions including expected volatility and option life. We estimated volatility using historical stock price information. We estimated option life using simplified method. If any of the assumptions used in the BSM model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience. To the extent our actual forfeiture rate is different from our estimate, stock-based compensation expense is adjusted accordingly. Included in cost and operating expenses is stock-based compensation expense recognized in our results of operations for the years ended December 31, 2009, 2008, and 2007 as follows (in thousands):

	2009	2008	2007
Costs of revenue	$312	$226	$4
Research and development	390	386	542
Sales, general and administrative	2,434	2,349	3,935
Discontinued operations	1,264	1,407	1,236
Total	$4,400	$4,368	$5,717

Stock-based compensation expense recorded for HPR employees is allocated to discontinued operations.

Write-downs for Excess and Obsolete Inventory

We carry our inventory at the lower of cost or market, cost generally being determined on a specific identification basis. We apply judgment in determining the provisions for slow-moving, excess and obsolete inventories based on historical experience and anticipated product demand. In 2009, 2008 and 2007, we wrote-down $562,000, $1.2 million and $396,000 of excess and obsolete inventory, respectively, which have been included in our net income (loss) from discontinued operations as these all relate to the HPR business. With the closing of the HPR Divestiture, Freeslate assumed all inventory.

Reserves for Warranties

A warranty expense accrual is established at the time of customer acceptance of a Symyx tools system and is included as a cost of product sold. Management is required to exercise judgment in establishing the appropriate level of warranty expense accrual for each Symyx tools system delivered. Factors that affect our warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim. The actual results with regard to warranty expenditures could have a material impact on our financial statements. When actual warranty costs are anticipated to be higher than our original estimates, an additional expense is charged to cost of products sold in the period in which such a determination is made. When actual warranty costs are lower than our original estimates, the difference will have a favorable impact to cost of products sold at the time the warranty expires for the systems. In 2009, 2008, and 2007, we recorded favorable adjustments to warranty expense of approximately $596,000, $699,000 and $128,000, respectively, which have been included in our net income (loss) from discontinued operations as these all relate to the HPR business. At the end of 2009, we performed a detailed analysis of our reserves for warranties and believe it is a reasonable estimate of future warranty costs for existing tools. With the closing of the HPR Divestiture, Freeslate assumed all warranty liabilities.

Accounting for Income Taxes

Income taxes have been provided using the liability method. A deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. We use various assumptions in calculating the estimated deductions and benefit and research expense credits, etc. We also recognize the impact of an uncertain income tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority accordingly to the authoritative guidance on accounting for uncertainty in income taxes.  An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. We consider the realizability of deferred tax assets and record valuation allowances when uncertainties related to the realization of such net deferred tax assets exist. In 2008, we recorded a valuation allowance of $12.5 million against deferred tax assets that are less than 50% likely to be recognized. In 2009, due to the changes of circumstances as discussed under the heading “Provision for Income Taxes” in this section, we released the federal valuation allowance of $3.0 million, of which $2.0 million was recorded in continuing operations and $1.0 million was attributable to discontinued operations.

Foreign Currency Translation

We translate the assets and liabilities of our international non-U.S. dollar functional currency subsidiaries into U.S. dollars at the rates of exchange in effect on the balance sheet date. Revenue and expenses are translated using rates that approximate those in effect during the period. Translation adjustments are included in stockholders’ equity in the Consolidated Balance Sheet caption “Accumulated other comprehensive income.” Currency transaction losses derived from monetary assets and liabilities stated in a currency other than the functional currency and recognized in results of operations were $410,000, $2.0 million, and $162,000 for the years ended December 31, 2009, 2008 and 2007, respectively. The effect of foreign currency rate changes on cash and cash equivalents was an increase of $86,000 in 2009 and decreases of $172,000, and $498,000 in the years ended December 31, 2008 and 2007, respectively.

Deferred Costs

Occasionally we enter into software consulting service and tools product arrangements under which all the revenue is deferred until certain elements of the arrangements are delivered in the future. Management considers the guidance under which the revenue recognition falls to determine the cost recognition, as well as the realizability, of the deferred cost. Management believes recognizing deferred costs in the same period that revenue is recognized will provide investors a clearer view of the profitability of the contracts. As a result, we defer the direct variable expense, not exceeding the revenue deferred, in other current assets on the balance sheet until the period when revenue is recognized. Direct and incremental variable expenses include direct labor costs and direct services contracts with third parties working on the software service arrangements. As of December 31, 2009 and 2008, we deferred approximately $880,000 and $2.2 million, respectively, of direct and incremental variable expenses related to software consulting service and tools product arrangements where the revenue is deferred until future periods.

Results of Operations

Revenue

	2009		2008		2007
(in thousands, except for percentages)	Amount	Change over Previous Year	Amount	Change over Previous Year	Amount
Service	$43,373	(4%)	$45,016	171%	$16,622
License fees, content and royalties	45,235	(8%)	49,184	222%	15,271
Total revenue	$88,608	(6%)	$94,200	195%	$31,893

In the first quarter of 2010, we completed the HPR Divestiture and winding down of the HPR business and we are currently comprised of one business segment. We generate revenue primarily from the licensing of software, including our ELN and LEA products and the Isentris platform, content subscriptions, and providing associated support, maintenance and consulting services.

Total revenue declined from 2008 to 2009 primarily due to lower consulting service revenue as customers reduced their consulting projects, and lower content revenue due to customer cancellations in 2009, partially offset by an increase in software maintenance revenue as we continue to expand our customer base.

Total revenue increased 195% from 2007 to 2008 due to the increase in revenue from the MDL acquisition in October 2007.

Revenue is attributed to the following geographic locations based on the physical location of our customers (as a percentage of total revenue in the respective periods):

	2009	2008	2007
United States	49%	45%	62%
Europe	34%	37%	5%
Asia	16%	17%	32%
Rest of the World	1%	1%	1%
Total	100%	100%	100%

International revenue increased significantly in 2008 and 2009 when compared to 2007 due to the MDL acquisition, which significantly expanded our life sciences customer base and increased our presence in Europe.

The following table lists our major customers for the years ended December 31, 2009, 2008 and 2007 and revenue generated from these customers as a percentage of our total revenue in the respective periods. With the MDL acquisition we substantially reduced the concentration of our customer base and generate revenues across a larger base of customers.

	2009	2008	2007
ExxonMobil	*	*	13%
Dow	*	*	16%
Total	*	*	29%

* Not greater than 10% in these years.

Costs of Revenue

	2009		2008		2007
(in thousands, except for percentages)	Amount	Change over Previous Year	Amount	Change over Previous Year	Amount
Costs of revenue:
Cost of service	$15,673	-16%	$18,718	108%	$8,995
Cost of license fees, content and royalties	5,649	-4%	5,876	231%	1,773
Amortization of intangible assets	5,433	-18%	6,642	93%	3,449
Total costs of revenue	$26,755	-14%	$31,236	120%	$14,217

Total costs of revenue represented 30%, 33% and 45%, respectively, of total revenue for 2009, 2008 and 2007.

The table below depicts the costs as a percentage of revenue by each revenue category:

	2009	2008	2007
Cost of service as a percentage of service revenue	36%	42%	54%
Cost of license fees, content and royalties as a percentage of license fees, content and royalties revenue	12%	12%	12%

Cost of service includes certain operating expenses related to software consulting and software and hardware maintenance. Cost of service revenue decreased from 2008 to 2009 due to the deferral of software services cost of sales related to agreements with associated deferred revenue in 2009.  The decrease in cost of service revenue as a percentage of total revenue in 2008 from 2007 was due primarily to the substantial increase in software maintenance revenue in 2008 following the October 2007 acquisition of MDL.

Cost of license fees, content and royalties consists primarily of royalties we pay for third-party content we include in our content subscription offerings and of personnel-related costs from our internal content support group. These costs have remained relatively constant over time as a percentage of revenue of 12% in 2009, 2008 and 2007.

Amortization of intangible assets consisted of amortization of developed technology, license agreement and proprietary content from various acquisitions in previous years. The gross and net carrying cost of these intangible assets can be found in Note 12 of the Notes to Consolidated Financial Statements. The increase from 2007 amortization is due to the MDL acquisition which closed in October 2007. 2009 and 2008 reflect a full year of amortization whereas 2007 includes 3 months amortization on acquired intangible assets recognized in purchase accounting. The decrease in 2009 as compared to 2008 is a result of certain intangible assets being fully amortized in the middle of 2009.

Operating Expenses

	2009			2008			2007
(in thousands, except for percentages)	Amount	As a Percentage of Total Revenue	Change over Previous Year	Amount	As a Percentage of Total Revenue	Change over Previous Year	Amount	As a Percentage of Total Revenue
Research and development	$38,631	44%	(19%)	$47,451	50%	35%	$35,090	110%
Sales, general and administrative	35,310	40%	(11%)	39,638	42%	17%	33,865	106%
Restructuring charges	1,171	1%	(63%)	3,202	3%	na	-	0%
Impairment to goodwill, intangibles and other long-lived assets	-	0%	(100%)	71,084	75%	na	-	0%
Acquired in-process research and development	-	0%	na	-	0%	(100%)	2,500	8%
Amortization of intangible assets	5,624	6%	0%	5,630	6%	181%	2,002	6%
Total operating expenses	$80,736	91%	(52%)	$167,005	177%	127%	$73,457	230%

Research and Development (“R&D”) Expenses

Our R&D expenses consist primarily of salaries and other personnel-related expenses, facility costs, supplies and depreciation of facilities and laboratory equipment.

The significant decrease in R&D expenses in 2009 from 2008 was driven primarily by lower salary-related expenses resulted from the reduction in the force we implemented at the end of 2008, and to our continuing focus on reducing operating expenses in 2009. The increase of R&D expenses in 2008 over 2007 resulted primarily from additional salary-related expenses and consulting fees related to our expanded software development activities following the MDL acquisition.

R&D expenses as a percentage of total revenue decreased in 2009 compared to 2008 due to our fourth quarter 2008 restructuring and continuing cost control efforts in 2009. R&D expenses as a percentage of total revenue decreased in 2008 compared to 2007 due to the significant increase in revenue driven by the MDL acquisition. We will continue to focus on innovation and development of our software product lines, and expect our R&D as a percentage of revenue to be at or below 2009 in future periods.

Sales, General and Administrative (“SG&A”) Expenses

Our SG&A expenses consist primarily of personnel costs for sales, business development, legal, general management, finance and human resources, as well as payments of commissions to our sales personnel and professional expenses, such as legal and accounting. The decrease in SG&A expenses from 2008 to 2009 reflected the impact of our restructuring plan implemented at the end of 2008 and our continuing cost control efforts in 2009. The increase in SG&A expenses in 2008 was primarily due to the inclusion of personnel costs for employees from the MDL acquisition for the full fiscal year.

SG&A expenses represented 40%, 42%, and 106% of total revenue for years ended December 31, 2009, 2008 and 2007, respectively. The decrease in SG&A expenses as a percentage of total revenue from 2008 to 2009 reflected the impact of our restructuring plan implemented at the end of 2008 and our continuing cost control efforts in 2009. The decrease in SG&A expenses as a percentage of total revenue from 2007 to 2008 was primarily due to the significant increase in revenue driven by the MDL acquisition.

We expect our 2010 SG&A expenses as a percentage of revenues to be at or below 2009.

Restructuring Charges

Restructuring charges recorded in 2009 consisted of (i) $1.6 million associated with the October 2009 Restructuring commenced in the fourth quarter, (ii) $710,000 of severance costs as part of a plan to consolidate our offshore software development activities and facilities exit costs relating to the closure of our UK office, and (iii) various adjustments totaling $250,000 related to previous-year restructuring plans. Of these amounts, $1.4 million related to the HPR business have been included in net income from discontinued operations.

On December 3, 2008, in order to realign our operations to drive performance and improve operating efficiency, we implemented a reorganization plan to combine Symyx Tools and Symyx Research to create Symyx HPR and resultantly restructured parts of Symyx Software.  The 2008 Plan included a worldwide reduction in force of approximately 90 employees and the consolidation of certain facilities. We recorded total restructuring charges of $5.0 million in the fourth quarter of 2008, consisting of $3.7 million of severance and one-time benefits and $1.3 million of exit costs of facilities, write-off of related fixed assets and associated legal costs, of which $1.8 million related to the HPR business have been included in net loss from discontinued operations.

Impairment to Goodwill, Intangibles and Other Long-lived Assets

In connection with our 2008 annual impairment analysis of goodwill and assessment of indicators of impairment related to intangible and other long-lived assets, we determined that the value of our goodwill, intangible assets and other long-lived assets has been impaired primarily due to the significant decline of our market capitalization. Accordingly, in the fourth quarter of 2008, we recorded impairment charges of $90.3 million, which included $76.5 million to goodwill, $2.6 million to intangible assets and $11.3 million to fixed assets, of which $19.2 million related to the HPR business has been included in net loss from discontinued operations.

In 2009, we recorded a payable of $327,000 in connection with the 2008 IntegrityBio acquisition, representing a portion of the earn-out provided in the acquisition agreement that was based on the September and October 2009 revenue recognized from the IntegrityBio operations. This liability, if determinable at the time of acquisition, would have been recorded to goodwill as part of the purchase price. We assessed the recoverability of these amounts under the current circumstances and concluded that the goodwill resulting from the additional purchase consideration earned should be impaired in 2009 which is included in net income from discontinued operations.

Acquired In-Process Research and Development

In October 2007, we acquired MDL in a transaction accounted for as a business combination using the purchase method. The preliminary purchase price was allocated to the assets acquired, including intangible assets, based on their estimated fair values. The intangible assets include approximately $2.5 million for acquired in-process technology for projects that did not have future alternative uses. We determined the value of the purchased in-process technology using the income approach. At the date of the MDL acquisition, the development of these projects had not yet reached technological feasibility, and the technology in process had no alternative future uses. Accordingly, these costs were expensed at the acquisition date in 2007.

Amortization of Intangible Assets

In connection with various acquisitions, we have recorded an aggregate of $81.2 million of intangible assets (See Note 12 of the Notes to Consolidated Financial Statements). These intangible assets are being amortized on a straight-line basis over the estimated useful lives of the assets.  The amortization of intangible assets associated with trade name, customer relationship, bargain lease and non-compete agreement is recorded as operating expenses.

Gain (loss) from Sales of Businesses

In 2008, we recorded a gain of $4.9 million upon the release of a holdback related to the sale of an approximately 10% equity interest in Ilypsa, Inc., for which we had previously recorded a $40.8 million gain in 2007.

Interest and Other Income, Net

Interest and other income, net, for the years ended December 31, 2009, 2008 and 2007 consisted of interest income of approximately $10.6 million, $10.3 million and $21.7 million, respectively. A substantial portion of other income is comprised of royalties from research-related patents which historically we had recorded in License fees, Content and Royalties on the Consolidated Statement of Operations. As we have substantially exited the HPR business and in particular the contract research services business, which provided the basis for these royalties, we have reclassified the royalties to other income for all periods presented. Royalties were approximately $10.8 million, $9.9 million and $15.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.   Royalty income increased in 2009 compared to 2008 due to payout agreement of research discovery royalties for ExxonMobil in 2009.  Royalty income decreased in 2008 from 2007 due to the significant decrease in royalty income related to research discovery royalties for significant customers Dow Chemical and ExxonMobil.

 Interest income represents interest income earned on our cash, cash equivalents and marketable securities. Interest income decreased in 2009 compared to 2008 due to the significant decrease in average interest rates as we elected to hold our cash in highly liquid, highly secure investments. Interest income decreased in 2008 from 2007 due to the significant decrease in our average investment balance after the MDL acquisition and the impact of decreasing average interest rates. Other expense for 2009 consisted of a $410,000 foreign currency loss. Other expense for 2008 consisted of $2.0 million in foreign currency losses, partially offset by a $1.6 million gain from the sale of our Occupational Health Service (OHS) business in May 2008. We recorded a significant amount of foreign currency losses in 2008 due to increased foreign operations after the MDL acquisition and the material fluctuation of foreign currency exchange rates during 2008. Foreign currency loss was lower in 2009 compared to 2008 due to lower cash and other monetary assets and liabilities stated in a currency other than the functional currency.

Provision for Income Taxes

We calculated income tax provision on a consolidated basis as well as for continuing operations. The difference between the income tax provision for consolidated and continuing operations was recorded as income tax benefit (expense) for discontinued operations. For continuing operations, we recorded income tax benefits of $4.4 million in 2009 and income tax expenses of $2.2 million in both 2008 and 2007. Our effective income tax rate for continuing operations was 53% for 2009, 2% for 2008 and 35% for 2007. The effective income tax benefit rate was significantly higher than our statutory combined federal and state rate of 40% in 2009 due to the release of $3.0 million of federal valuation allowance principally related to certain deferred tax assets that were realized in connection with the sale of the CDMO business and the acceleration of certain fixed asset depreciable lives in connection with our cost segregation study discussed below. Additionally, we recorded a tax benefit of $813,000 from the release of liabilities accrued for uncertain tax positions due to the expiration of the related statute of limitation periods. The effective income tax rate was lower than our statutory combined federal and state rate of 40% in 2008 due to the non-deductibility of the majority of goodwill impairments and a $12.5 million valuation allowance for deferred tax assets. The effective income tax rate was lower than our statutory combined federal and state rate of 40% in 2007 due to income tax benefits from research and development credits and tax-exempt interest income. Refer to Note 11 to Notes to Consolidated Financial Statements for further information on our effective tax rate.

We record income tax expense using the asset and liability method. We recognize deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial statement purposes, using current tax rates. We recognize a valuation allowance if we anticipate that some or all of a deferred tax asset will not be realized. We must assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent that we believe that recovery is not likely, we must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. At December 31, 2008, we recorded a valuation allowance of $12.5 million as a result of uncertainties related to the realization of our net deferred tax assets. We established the valuation allowance as a result of weighing all positive and negative evidence, including our history of cumulative losses over the past three years and the difficulty of forecasting sufficient future taxable income. The valuation allowance reflects the conclusion of management that it is more likely than not that the benefit from certain deferred tax assets will not be realized. If the actual results differ from these estimates or these estimates are adjusted in future periods, the valuation allowance may require adjustment which could materially impact our financial position and results of operations.

In 2009, we conducted a study of the tax depreciable lives for certain of our fixed assets placed in service after January 1, 2002. Using the result of the study, we reassessed the valuation allowance associated with certain federal deferred tax assets and released $2.0 million of such allowance in the third quarter of 2009. Additionally, we exited our CDMO business in the fourth quarter of 2009; this business has been included as a component of net income from discontinued operations. In connection with this transaction, we released an additional $1.0 million of the federal valuation allowance, which was recorded in the discontinued operations. With respect to state taxes, we recorded an additional valuation allowance of $707,000 against increased state deferred tax assets. At the end of 2009, the balance of our valuation allowance was $10.2 million.

On January 1, 2007, we adopted the authoritative guidance on accounting for uncertainty in income taxes.  As of December 31, 2009, our total unrecognized tax benefits were $3.2 million, of which $379,000 of tax benefits, if recognized, would affect the effective income tax rate. We do not anticipate the total amounts of unrecognized income tax benefits will significantly increase or decrease in the next 12 months.

Net income (loss) from discontinued operations

In 2010, we completed the divestiture and winding down of the HPR business.  The results of operations of the business have been classified as discontinued operations for all periods presented.

The results of HPR included in discontinued operations for the years ended December 31, 2009, 2008 and 2007 are summarized as follows:

	Fiscal Year Ended December 31,
(in thousands)	2009	2008	2007
Revenue	$51,057	$54,909	$77,310
Operating income (loss)	$4,056	$(22,757)	$23,188
Loss on sale of business assets	$(2,009)	$-	$-
Income tax benefit (expense)	$748	$7,386	$(8,478)
Net income (loss) from discontinued operations	$2,787	$(15,650)	$14,578

The amounts presented as discontinued operations represent direct operating costs of HPR. We have determined direct costs consistent with the manner in which the business units were structured and managed during the respective periods. Indirect costs such as corporate overhead that are not directly attributable to HPR have not been allocated to discontinued operations. In the fourth quarter of 2009, we sold all the tangible and intangible assets acquired during the IntegrityBio acquisition and recorded a total loss of $2.0 million which is included loss on sale of business assets in the table above.

The increase in net income from discontinued operations in 2009 from 2008 was driven primarily by an impairment charge of $19.2 million recorded to discontinued operations in 2008 (and the resulting decrease in depreciation and amortization expenses in 2009) primarily due to the significant decline of our market capitalization.  The decrease in net income from discontinued operations in 2008 over 2007 resulted primarily from a decrease in discontinued operations revenue related to research service revenue and an impairment charge of $19.2 million recorded to discontinued operations in 2008.

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, Multiple Deliverable Revenue Arrangements – A Consensus of the FASB Emerging Issues Task Force. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. This guidance becomes effective January 1, 2011; however, early adoption is permitted. We have not determined the impact of adoption of this guidance on our consolidated financial statements.

In October 2009, the FASB issued ASU No. 2009-14, Software: Certain Revenue Arrangements that Include Software Elements—a consensus of the FASB Emerging Issues Task Force, which will significantly improve the reporting of certain transactions to more closely reflect the underlying economics of the transactions. By excluding from its scope certain software-enabled devices, multiple-element arrangements that include such software-enabled devices will now be evaluated for separation and allocation using the guidance in ASU No. 2009-13 (described above). ASU No. 2009-14 is effective for revenue arrangements entered or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption as of January 1, 2010 is permitted but not elected by us. We are currently assessing the potential impact of this standard, but does not expect the adoption of the standard will have a material impact on our consolidated financial statements.

In January 2010 the FASB issued ASU 2009-16, Accounting for Transfers of Financial Assets (FASB Statement No. 166, Accounting for Transfers of Financial Assets), or ASU 2009-16, which eliminates the concept of a “qualifying special-purpose entity” (QSPE), revises conditions for reporting a transfer of a portion of a financial asset as a sale (e.g., loan participations), clarifies the derecognition criteria, eliminates special guidance for guaranteed mortgage securitizations, and changes the initial measurement of a transferor’s interest in transferred financial assets. ASU 2009-16 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2009. We adopted the provisions of this ASU effective January 1, 2010, which did not have a material impact on our consolidated financial statements.

In January 2010 the FASB issued ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (FASB Statement No. 167, Amendments to FASB Interpretation No. 46 (R)), which revises analysis for identifying the primary beneficiary of a variable interest entity, or VIE, by replacing the previous quantitative-based analysis with a framework that is based more on qualitative judgments. The new guidance requires the primary beneficiary of a VIE to be identified as the party that both (i) has the power to direct the activities of a VIE that most significantly impact its economic performance and (ii) has an obligation to absorb losses or a right to receive benefits that could potentially be significant to the VIE. ASU 2009-17 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2009. We adopted the provisions of this ASU effective January 1, 2010.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements, which requires disclosures about inputs and valuation techniques used to measure fair value as well as disclosures about significant transfers, beginning in the first quarter of 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3), beginning in the first quarter of 2011. We do not expect these new standards to significantly impact our consolidated financial statements.

Liquidity and Capital Resources

This section discusses the effects of the changes in our balance sheets, cash flows and commitments on our liquidity and capital resources.

Balance Sheet and Cash Flows

We had positive cash flow from operating activities for the year ended December 31, 2009. We ended fiscal year 2009 with cash and cash equivalents of approximately $81.8 million as compared to cash and cash equivalents of approximately $66.4 million at December 31, 2008.

Our operating activities provided $18.4 million and $28.4 million of cash in 2009 and 2008, respectively, and used $14.7 million of cash in 2007. The sources of cash for the three years were primarily the receipt of funding from research partners, payments from product sales and licensing and service fees. Our days of sales outstanding in 2009, 2008 and 2007 were 30, 40 and 58 days, respectively. Our cash flow from operating activities in 2009 was lower than in 2008 due to the relatively higher collection of payments in early 2008 for tools shipped in the fourth quarter of 2007.  In 2007, we paid approximately $20.9 million in income taxes, of which the majority was related to the gain from the Ilypsa transaction (described below). Because this tax payment was recorded against operating cash flow while the original sales proceeds were recorded as investing cash flow, our cash flow from operating activities was negative for 2007.

We currently expect net positive operating cash flow for 2010, but that operating cash flow will be seasonally positive in the first half of the year when the majority of our software license and maintenance agreements and content subscriptions renew, and negative in the second half of the year.

$571,000, $42,000 and $163,000 of excess tax benefits for the years ended December 31, 2009, 2008 and 2007, respectively, have been classified as an operating cash outflow and a financing cash inflow.

Net cash used in investing activities was $5.0 million and $111,000 in 2009 and 2008, respectively. Net cash from investing activities was $15.4 million in 2007. Cash used in investing activities in 2009 was principally comprised of the purchase of property, plant and equipment. Included in the cash used in investing activities for 2008 were net cash payments for the IntegrityBio acquisition of $10.2 million and an additional investment in Intermolecular of $1.6 million, partially offset by a $5.0 million working capital adjustment in connection with the MDL acquisition and additional proceeds of $4.8 million received in 2008 from the sale of our Ilypsa equity interests in 2007. Included in the cash from investing activities for 2007 were net proceeds of $109.0 million from marketable securities, proceeds from the sale of Ilypsa equity interest of $41.2 million, partially offset by a net cash payment for MDL acquisition of $125.9 million. Cash used in purchases of property, plant and equipment was $5.0 million, $7.1 million and $7.7 million, respectively, in 2009, 2008 and 2007.

Financing activities provided $2.0 million, $1.2 million and $745,000 of cash in 2009, 2008 and 2007, respectively. The cash inflows were primarily the proceeds from the exercise of stock options and sale of stock under the Employee Stock Purchase Plan in each of 2009, 2008 and 2007, and excess tax benefits from stock-based compensation. Cash outflows from financing activities in 2009, 2008 and 2007 included approximately $535,000, $499,000 and $2.0 million, respectively, payments of employee withholding tax in lieu of issuing common stock upon the vesting of restricted stock units.

On September 28, 2007, we entered into a Credit Agreement (the Credit Agreement) with Bank of America, N.A., as Administrative Agent and L/C Issuer (the Agent), and each lender from time to time a party thereto. Under the Credit Agreement, the Agent agreed to provide a $25 million aggregate commitment for a two-year revolving credit facility and issuances of letters of credit for Symyx (the Facility), secured by substantially all of our assets excluding intellectual property. In March 2009, we entered into an amendment to the Facility with the Agent which lowered the Consolidated Net Worth covenant amount for future measurement dates. In August 2009, we entered into the second amendment to the Credit Agreement in which the Agent consented to the legal consolidation of our U.S. operations. In September 2009, we entered into the third amendment to extend the term of the Credit Agreement until March 1, 2010.  As of December 31, 2009, we were in compliance with the amended covenants in the Credit Agreement and had no borrowings under the Facility other than a standby letter of credit of $780,000 to secure a customer deposit.

We believe our current cash, cash equivalents and marketable securities, our bank credit facility, and the cash flows generated by operations will be sufficient to satisfy our anticipated cash needs for working capital, capital expenditures, investment requirements, and other liquidity requirements associated with our existing operations for at least the next twelve months. Nonetheless, we may be required to raise additional funds through public or private financing, collaborative relationships or other arrangements. We cannot provide assurance that additional funding, if sought, will be available or be on terms favorable to us. Further, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants which may restrict our business. Collaborative arrangements and licensing may require us to relinquish our rights to some of our technologies or products. Our failure to raise capital when needed, or on terms favorable to us, may harm our business and operating results.

Contractual Commitments

Our contractual commitments consist of our obligations under operating leases (Facility Commitments), our commitments to purchase inventory and fixed assets and services (Purchase Commitments), and our commitments for royalty payments (Royalty Commitments, due when we receive customer payments). As of December 31, 2009 and 2008, our contractual commitments were $31.7 million and $34.4 million, respectively. The decrease in our contractual commitments in 2009 was due to facility lease payments made in 2009, partially offset by commitments from our various new leases. We expect to satisfy these obligations as they become due over the next seven years.

Future principal commitments as of December 31, 2009 were as follows (in thousands):

	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Facility Commitments	$25,607	$4,793	$8,854	$8,144	$3,816
Purchase Commitments	4,992	4,992	-	-	-
Royalty Commitments	1,104	1,069	35	-	-
Total	$31,703	$10,854	$8,889	$8,144	$3,816

Due to the HPR Divestiture, we canceled or transferred to Freeslate certain purchase commitments totaling approximately $1.8 million in the first quarter of 2010.

Estimated future rents receivable from sublease agreements through 2012, not included above, amount to approximately $457,000. Additionally, as a result of the HPR Divestiture, we estimate additional rent receivable from the sublease to Freeslate to be approximately $3.5 million through October 31, 2015 which offsets our facility commitments in the table above.

Other Commitments

As of December 31, 2009, we carried a $2.3 million accrued liability associated with uncertainties in income taxes. We are unable to make reasonably reliable estimates of the periods of any cash settlement with the respective tax authorities and have recorded the liability as a long-term payable on our Consolidated Balance Sheets.

Customer Indemnification

From time to time, we agree to indemnify our customers against certain third party liabilities, including liability if our products infringe a third party’s intellectual property rights. We account for such indemnification provisions in accordance with the authoritative guidance on guarantor’s accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others. Other than for limited exceptions (e.g., intellectual property indemnity or bodily harm), our indemnification obligation in these arrangements is typically limited to no more than the amount paid by the customer. As of December 31, 2009, we were not subject to any pending intellectual property-related litigation. We have not received any requests for and have not been required to make any payments under these indemnification provisions during any periods covered in these consolidated financial statements.

Insurance

We carry insurance with coverage and coverage limits that we believe to be adequate. Although there can be no assurance that such insurance is sufficient to protect us against all contingencies, our management believes that our insurance protection is reasonable in view of the nature and scope of our operations.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financing arrangements and have not established any special purpose entities as of December 31, 2009. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Symyx Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Symyx Technologies, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symyx Technologies, Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 and Note 10 to the consolidated financial statements, Symyx Technologies, Inc. changed its method of accounting for uncertain income tax positions with the adoption of guidance originally issued in Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (codified in FASB ASC Topic 740, Income Taxes) as of January 1, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Symyx Technologies, Inc.'s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, California

February 26, 2010 (except as to the effects of discontinued operations discussed in Note 9 and subsequent events disclosed in Note 15, as to which the date is May 4, 2010)

SYMYX TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share information)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$81,777	$66,415
Accounts receivable, net of allowance for doubtful accounts of $156 and $356, respectively	12,793	11,993
Inventories	1,956	3,308
Deferred tax assets, current	3,850	2,227
Income tax receivable	4,848	6,549
Other current assets	5,586	6,351
Total current assets	110,810	96,843

Property, plant and equipment, net	17,032	18,447
Goodwill	39,640	39,979
Intangible assets, net	40,650	53,268
Long-term investments	15,147	15,147
Deferrd tax and other assets	3,529	3,901
Total assets	$226,808	$227,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,479	$3,056
Other accrued liabilities	7,408	9,947
Accrued compensation and employee benefits	9,379	9,377
Accrued royalty	3,944	3,628
Income taxes payable	-	567
Current deferred tax liabilities	107	778
Accrued restructuring costs	2,114	4,578
Deferred revenue, current	27,988	23,519
Total current liabilities	53,419	55,450

Long-term payable	2,322	4,457
Long-term deferred revenue	5,556	7,421
Noncurrent deferred tax liabilities	8,777	8,174
Total noncurrent liabilities	16,655	20,052

Commitments (Note 3)
Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, issuable in series; no shares issued and outstanding	-	-
Common stock, $0.001 par value, 60,000,000 shares authorized and 34,692,061 and 34,014,660 shares issued and outstanding at December 31, 2009 and 2008, respectively	35	34
Additional paid-in capital	213,493	207,690
Accumulated other comprehensive gain	2,591	2,606
Accumulated deficits	(59,385)	(58,247)
Total stockholders' equity	156,734	152,083
Total liabilities and stockholders’ equity	$226,808	$227,585

The accompanying notes are an integral part of these consolidated financial statements.

SYMYX TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years Ended December 31,
	2009	2008	2007
Revenue:
Service	$43,373	$45,016	$16,622
License fees, content and royalties	45,235	49,184	15,271
Total revenue	88,608	94,200	31,893
Costs of revenue:
Cost of service	15,673	18,718	8,995
Cost of license fees, content and royalties	5,649	5,876	1,773
Amortization of intangible assets	5,433	6,642	3,449
Total costs of revenue	26,755	31,236	14,217
Gross profit	61,853	62,964	17,676
Operating expenses:
Research and development	38,631	47,451	35,090
Sales, general and administrative	35,310	39,638	33,865
Restructuring charges	1,171	3,202	-
Impairment to goodwill, intangibles and other long-lived assets	-	71,084	-
Acquired in-process research and development	-	-	2,500
Amortization of intangible assets	5,624	5,630	2,002
Total operating expenses	80,736	167,005	73,457
Loss from continuing operations	(18,883)	(104,041)	(55,781)
Gain from sale of equity interest in Ilypsa, Inc.	-	4,939	40,826
Interest and other income (expense), net	10,559	10,349	21,695
Income (loss) before income tax and equity loss	(8,324)	(88,753)	6,740
Income tax benefit (expense)	4,399	(2,213)	(2,220)
Equity in loss from investment in Visyx Technologies Inc.	-	-	(314)
Net income (loss) from continuing operations	$(3,925)	$(90,966)	$4,206
Discontinued operations
Loss from discontinued operations before income tax	$2,039	$(23,036)	$23,056
Income tax benefit (expense)	748	7,386	(8,478)
Net income (loss) from discontinued operations	$2,787	$(15,650)	$14,578
Net income (loss)	$(1,138)	$(106,616)	$18,784
Net income (loss) per share from continuing operations - basic	$(0.11)	$(2.70)	$0.13
Net income (loss) per share from continuing operations - diluted	$(0.11)	$(2.70)	$0.13
Net income (loss) per share from discontinued operations - basic	$0.08	$(0.46)	$0.44
Net income (loss) per share from discontinued operations - diluted	$0.08	$(0.46)	$0.43
Net income (loss) per share - basic	$(0.03)	$(3.16)	$0.57
Net income (loss) per share - diluted	$(0.03)	$(3.16)	$0.56
Shares used in computing basic net income (loss) per share	34,321	33,747	33,199
Shares used in computing diluted net income (loss) per share	34,321	33,747	33,557
Shares used in computing basic net income (loss) per share from discontined operations	34,321	33,747	33,199
Shares used in computing diluted net income (loss) per share from discontined operations	34,503	33,747	33,557

The accompanying notes are an integral part of these consolidated financial statements.

SYMYX TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands)

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated Other Comprehensive Gain	Retained Earnings (Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	(Loss)	Deficits)	Equity
Balance at January 1, 2007	-	$-	32,975	$33	197,823	$(4)	$30,524	$228,376
Issuance of common stock on exercise of options	-	-	96	-	629	-	-	629
Issuance of common stock under employee share purchase plan	-	-	219	1	1,908	-	-	1,909
Issuance of common stock for vested restricted stock units, net	-	-	208	-	(1,956)	-	-	(1,956)
Issuance of restricted common stock	-	-	91	-	-	-	-	-
Stock-based compensation	-	-	-	-	5,702	-	-	5,702
Tax deficiency from employee stock option plans	-	-	-	-	(812)	-	-	(812)
Cumulative effect of adopting FIN 48	-	-	-	-	(57)	-	(939)	(996)
Comprehensive income:
Net income	-	-	-	-	-	-	18,784	18,784
Unrealized gain on foreign currency translation	-	-	-	-	-	628	-	628
Unrealized loss on marketable securities	-	-	-	-	-	(23)	-	(23)
Comprehensive income								19,389
Balance at December 31, 2007	-	-	33,589	34	203,237	601	48,369	252,241
Issuance of common stock on exercise of options	-	-	30	-	83	-	-	83
Issuance of common stock under employee share purchase plan	-	-	335	-	1,592	-	-	1,592
Issuance of common stock for vested restricted stock units, net	-	-	151	-	(499)	-	-	(499)
Cancellation of restricted common stock	-	-	(91)	-	-	-	-	-
Stock-based compensation	-	-	-	-	4,368	-	-	4,368
Tax deficiency from employee stock option plans	-	-	-	-	(1,091)	-	-	(1,091)
Comprehensive loss:
Net loss	-	-	-	-	-	-	(106,616)	(106,616)
Unrealized gain on foreign currency translation	-	-	-	-	-	2,006	-	2,006
Unrealized loss on marketable securities	-	-	-	-	-	(1)	-	(1)
Comprehensive loss								(104,611)
Balance at December 31, 2008	-	-	34,014	34	207,690	2,606	(58,247)	152,083
Issuance of common stock on exercise of options	-	-	113	-	432	-	-	432
Issuance of common stock under employee share purchase plan	-	-	362	1	1,487	-	-	1,488
Issuance of common stock for vested restricted stock units, net	-	-	202	-	(535)	-	-	(535)
Stock-based compensation	-	-	-	-	4,400	-	-	4,400
Tax benefit from employee stock option plans	-	-	-	-	19	-	-	19
Comprehensive loss:
Net loss	-	-	-	-	-	-	(1,138)	(1,138)
Unrealized loss on foreign currency translation	-	-	-	-	-	(15)	-	(15)
Comprehensive loss								(1,153)
Balance at December 31, 2009	-	$-	34,691	$35	$213,493	$2,591	$(59,385)	$156,734

The accompanying notes are an integral part of these consolidated financial statements.

SYMYX TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	2009	2008	2007
Operating activities
Net income (loss)	$(1,138)	$(106,616)	$18,784
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Impairment of goodwill, intangibles and long-lived assets	327	90,330	-
Depreciation and amortization	5,262	11,355	7,603
Amortization of intangible assets arising from business combinations	11,699	13,235	6,126
Acquired in-process research and development	-	-	2,500
Stock-based compensation	4,400	4,368	5,702
Equity in loss from investment in Visyx Technologies Inc.	-	-	314
Gain from sale of equity interest in Ilypsa, Inc.	-	(4,939)	(40,826)
Loss from sale of IntegrityBio business	2,009	-	-
Gain on sale of property, plant and equipment	-	(1,606)	-
Deferred income taxes	(967)	(306)	(3,534)
Excess tax benefits from stock-based compensation	(571)	(42)	(163)
Tax benefit (deficiency) from employee stock transactions	19	(1,091)	(812)
Changes in operating assets and liabilities, excluding effects of business acquisitions:
Accounts receivable, net	(806)	11,978	(2,028)
Inventories	1,340	830	(1,397)
Other current assets	804	(1,590)	(2,043)
Other long-term assets	(307)	(106)	607
Accounts payable	(578)	852	(1,791)
Other accrued liabilities	(3,299)	(15)	1,991
Accrued compensation and employee benefits	(102)	(2,034)	97
Accrued royalties	648	(64)	3,692
Income taxes receivable and payable	1,107	(3,896)	(5,658)
Accrued restructuring charges	(2,010)	2,913	(4,548)
Deferred revenue	2,661	15,062	648
Long-term payable	(2,135)	(215)	-
Net cash provided by (used in) operating activities	18,363	28,403	(14,736)

Investing activities
Purchase of property, plant and equipment, net	(5,043)	(7,074)	(7,712)
Proceeds from divesting assets	-	694	-
Purchase of marketable securities	-	-	(101,932)
Proceeds from maturities of marketable securities	-	8,400	202,900
Proceeds from sales of marketable securities	-	-	7,986
Proceeds from sales of businesses	-	4,778	41,238
Long-term investments	-	(1,647)	(100)
Acquisition of businesses, net of cash acquired	-	(5,262)	(125,910)
Release of payment to shareholders of an acquired business	-	-	(1,024)
Net cash provided by (used in) investing activities	(5,043)	(111)	15,446

Financing activities
Proceeds from issuance of common stock	1,920	1,675	2,538
Payment of employee withholding tax in lieu of issuing common stock upon vesting of restricted stock units	(535)	(499)	(1,956)
Excess tax benefits from stock-based compensation	571	42	163
Net cash provided by financing activities	1,956	1,218	745

Effect of foreign exchange rate changes on cash and cash equivalents	86	(172)	(498)
Net increase in cash and cash equivalents	15,362	29,338	957
Cash and cash equivalents at beginning of year	66,415	37,077	36,120
Cash and cash equivalents at end of year	$81,777	$66,415	$37,077

	2009	2008	2007
Supplemental disclosure of cash flow information
Income taxes paid (refunded), net	$(3,962)	$4,331	$20,940

Supplemental disclosure of non-cash investing and financing activities
Net working capital adjustments receivable from the seller of an acquired business	$-	$-	$(4,954)
Payable related to transaction costs for a business acquisition	$-	$-	$562

The accompanying notes are an integral part of these consolidated financial statements.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

Business and Basis of Presentation

Symyx Technologies, Inc. (together with its wholly-owned subsidiaries, the “Company” or “Symyx”) helps R&D-based companies in life sciences, chemicals, energy, and consumer and industrial products achieve breakthroughs in innovation, productivity, and return on investment. Symyx software and scientific databases power laboratories with the information that generates insight, enhances collaboration, and drives productivity. Symyx offerings include an electronic laboratory notebook, decision support software, and chemical informatics and sourcing databases.

Symyx was incorporated in California on September 20, 1994 and reincorporated in Delaware in February 1999. Symyx’s headquarters are in Sunnyvale, California.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Symyx accounts for equity investments in companies over which the Company has the ability to exercise significant influence, but does not hold a controlling interest, under the equity method, and the Company records its proportionate share of income or losses as other income (loss) in the consolidated statements of operations. The Company has eliminated all significant intercompany accounts and transactions.

The Company has evaluated subsequent events for recognition or disclosure through the time of filing these consolidated financial statements on Form 8-K with the U.S. Securities and Exchange Commission.

Reclassification

During the first quarter of 2010, the Company completed the sale of certain components of HPR, namely tools and small molecule research, to Freeslate, Inc. (“Freeslate”) (the “HPR Divestiture”). The Company also wound down its contract research operations after the expiration of certain research agreements with Dow Chemical and ExxonMobil.  As a result of these divestiture and wind down actions, the Company has reclassified the historical results of operations for the HPR business from continuing operations to discontinued operations for all periods presented in the Consolidated Statements of Operations.  No reclassifications have been made to the Company's consolidated balance sheets and consolidated statements of cash flows to reflect the divestiture and wind down actions.

In addition, certain reclassifications have been made to prior period amounts to conform to the current period presentation of royalties from research-related patents. These royalties are now included in interest and other income.  Historically, Symyx had recorded royalties from research-related patents in License fees, Content and Royalties on the Consolidated Statements of Operations. As discussed above, the Company has substantially exited the HPR business, and in particular the contract research services business, which provided the basis for these royalties, yet it retained the rights to certain intellectual property related thereto. As such, the Company has reclassified all royalty income related to such business as Other Income.

Finally, current deferred tax liabilities previously netted against current deferred tax assets have been reclassified as current liabilities. Non-current deferred tax assets previously netted against non-current deferred tax liabilities have been reclassified as noncurrent assets.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Use of Estimates

Preparing financial statements in accordance with US generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts in Symyx’s consolidated financial statements and accompanying notes. Estimates include the assumptions used in determining the implied fair value of goodwill, intangibles and other long-lived assets, assumptions used to determine the stock-based compensation of the Company's equity awards, including the volatility rate and the forfeiture rates for stock-based awards, reserve for excess or obsolete inventory, future warranty expenditures, significant management judgment required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets, the potential outcome of future tax consequences of events recognized in the Company's financial statements or tax returns, the foreign currency rate used in determining the effect of foreign currency exchange rate fluctuation on the Company's financial statements and the accounting policies adopted to defer costs associated with various contracts.  The Company evaluates its estimates, including those mentioned above, on an ongoing basis. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form its basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from those estimates under different assumptions or conditions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less on the date of purchase to be cash equivalents. Cash equivalents are carried at fair value. The Company’s total cash and cash equivalents were $81,777,000 and cost approximated fair value of any cash equivalents.

Investments

In 2008 and 2009, the Company maintained its cash in treasury-bill money market funds, classified as cash and cash equivalents. The Company did not have any marketable securities as of December 31, 2009.

The Company had no realized or unrealized gains or losses on its investments for the years ended December 31, 2009 and 2008.

The Company determines the accounting method used to account for investments in equity securities in which it does not have a controlling interest primarily based on the Company’s ownership of the investee and whether the Company has the ability to exercise significant influence over the strategic, operating, investing, and financing activities of the investee. Accordingly, the Company accounts for its investments in Intermolecular, Inc. using the cost method of accounting while it accounts for its November 2006 investment in Visyx Technologies Inc. (Visyx) using the equity method of accounting. At December 31, 2009, the carrying value of Intermolecular was $15,147,000. The Company determines that it is not practical to estimate the fair value of the investments in Intermolecular and believes that there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investments.

The Company owns approximately 38% of outstanding stock of Visyx as of December 31, 2009. At December 31, 2009, the carrying value of its investment in Visyx was $0. It did not receive any dividends from Visyx in the years ended December 31, 2009, 2008 and 2007.

Goodwill, Intangible Assets and Other Long-Lived Assets

Goodwill

According to the authoritative guidance on goodwill, the Company evaluated its operating components to determine whether the components constituted a business for which discrete financial information is available and which management regularly reviewed the operating results of that component at either the operating segment level or one level below the operating segment.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Based on the evaluation of the operating segments in 2008, the Company’s two operating segments were Symyx Software and Symyx HPR.  For purposes of goodwill evaluation, the Company allocated goodwill into three reporting units: Symyx Software and Symyx Research and Symyx Tools. Symyx Research and Symyx Tools comprised the Symyx HPR operating segment.

In 2009, due to the change in Symyx’s business and therefore combination of Symyx Research and Symyx Tools within the HPR operating segment, the Company allocated goodwill into two reporting units: Symyx Software and Symyx HPR.  In the first quarter of 2010, due to the divestiture and wind down of the HPR business, Symyx consists of one operating segment and reporting unit. Testing goodwill for impairment requires a two-step approach under the authoritative guidance on goodwill and other intangible assets. In determining the fair value of its reporting units in step one of its goodwill and other intangible assets impairment analysis, the Company uses a combination of the income approach, which is based on the present value of discounted cash flows and terminal value projected for the reporting unit, and the market approach, which estimates fair value based on an appropriate valuation multiple of revenue or earnings derived from comparable companies, adjusted by an estimated control premium. These calculations are dependent on several subjective factors including the timing of future cash flows, future growth rates, the discount rate, and a selection of peer market transactions. The discount rate that the Company uses in the income approach of valuation represents the weighted average cost of capital that the Company believes is reflective of the relevant risk associated with the projected cash flows.

If the estimated fair value of a reporting unit’s goodwill exceeds its net book value, the Company concludes that its goodwill is not impaired. Otherwise, the Company performs step two of the above test to compare the estimated implied fair value of goodwill to its carrying value. The excess carrying value of goodwill as compared to the implied value is recorded as a goodwill impairment.

In the fourth quarter of 2009, the Company conducted an impairment analysis of goodwill and concluded that there was no more impairment to goodwill. In the fourth quarter of 2008, the Company concluded that the carrying amounts of goodwill exceeded the implied fair value of goodwill in the Symyx Software and Symyx Research reporting units and recorded an impairment charge.

Long Lived Assets

In accordance with the authoritative guidance on accounting for the impairment or disposal of long-lived assets, the Company tests other long-lived assets, including property, equipment and leasehold improvements and other intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying value of those assets may not be recoverable.

For purposes of grouping long lived assets for impairment evaluation, the Company grouped the assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

In 2008, the Company was able to identify cash flows for the Symyx Software, Symyx Research and Symyx Tools groups.  In 2009, due to the change in business and combination of the Symyx Research and Symyx Tools activities, the Company grouped the long lived assets into the lowest level of identifiable cash flows of Symyx Software and Symyx HPR.

The Company assesses the recoverability of an asset group by determining if the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the primary asset in the asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, the Company will estimate the fair value of the asset group using the same approaches indicated above for step two of the authoritative guidance on accounting for the impairment or disposal of long-lived assets and compare it to its carrying value. The excess of the carrying value over the fair value is allocated pro rata to derive the adjusted carrying value. The adjusted carrying value of each asset in the asset group is not reduced below its fair value.

In the fourth quarter of 2009, the Company conducted an impairment analysis of other long-lived assets and concluded no impairment should be recorded, except for the $327,000 related to the IntegrityBio additional purchase consideration as discussed in Note 7 which has been included in net income from discontinued operations. In the fourth quarter of 2008, due to the significant decline of its market capitalization, the Company also performed an impairment test of long-lived assets. As a result of this analysis, the Company concluded that the carrying amounts of intangibles and other long-lived assets in Symyx Research and Symyx Tools business units exceeded their implied fair values and recorded an impairment charge which has been included in net loss from discontinued operations.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Based on the impairment analysis conducted in the fourth quarter of 2008, the Company recorded the following impairment charges by business unit (in thousands):

	Goodwill	Intangible Assets	Plant, Property and Equipment	Total
Symyx Software	$71,085	$-	$-	$71,085
Symyx HPR:				-
Symyx Research	5,404	1,760	7,676	14,840
Symyx Tools	-	814	3,591	4,405
Total impairment charges	$76,489	$2,574	$11,267	$90,330

The impairments recorded at HPR have been included in net loss from discontinued operations.

The following table illustrates the change in the Company’s goodwill in 2009 and 2008 by business unit (in thousands):

	Symyx Software	Symyx HPR	Total
Balance as of January 1, 2008	$113,699	$411	$114,110
Goodwill acquired during the period	-	5,440	5,440
Goodwill impairment	(71,085)	(5,404)	(76,489)
Adjustments to goodwill	(3,075)	(7)	(3,082)
Balance as of December 31, 2008	$39,539	$440	$39,979
Goodwill acquired during the period	-	-	-
Goodwill impairment	(327)	-	(327)
Adjustments to goodwill	(21)	9	(12)
Balance as of December 31, 2009	$39,191	$449	$39,640

Intangible assets, with the exception of goodwill which is not subject to amortization, are amortized using the straight-line method over their estimated period of benefit, ranging from one to eight years. See Note 12 of the Notes to Consolidated Financial Statements for detail.

Property, plant and equipment are stated at cost. Depreciation of equipment is computed using the straight-line method over lives of three to five years for financial reporting purposes and by accelerated methods for income tax purposes. Depreciation of buildings is computed using the straight-line method over lives of 30 years for financial reporting purposes. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the assets for financial reporting purposes and over a maximum 40-year period for income tax reporting purposes. Property, plant and equipment consist of the following (in thousands):

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	December 31,
	2009	2008

Machinery and equipment	$31,033	$34,958
Computers and software	12,134	10,314
Land and building	3,551	3,551
Leasehold improvements	32,458	27,035
Construction in progress	2,356	1,913
Furniture and fixtures	2,812	2,801
Property, plant and equipment, gross	84,344	80,572
Less accumulated depreciation and amortization	(67,312)	(62,125)
Property, plant and equipment, net	$17,032	$18,447

At December 31, 2009, all property, plant and equipment were pledged as collateral under the Company’s bank credit facility as detailed in Note 5 of the Notes to Consolidated Financial Statements. Amortization of leasehold improvements is included in depreciation expense. Depreciation expense was $5,163,000, $11,078,000 and $10,818,000 in 2009, 2008 and 2007, respectively, of which $1,550,000, $4,891,000 and $4,937,000 have been included in income (loss) from discontinued operations in the Company's statements of operations, respectively.

Revenue Recognition

The Company recognizes all software arrangements in accordance with the authoritative guidance on software revenue recognition and all multiple element arrangements in accordance with the authoritative guidance on multiple-deliverable revenue recognition. The Company generates revenue from the license of software, content subscriptions, provision of support and maintenance and other services, and the license of intellectual property. It is possible for the Company’s customers to work with it in multiple areas of its business and contracts may include multiple elements such as service revenue, license revenue and royalty revenue. In a multiple-element arrangement that includes software that is more than incidental to the products or services as a whole, the Company recognizes revenue from the software and software-related elements, as well as any non-software deliverable(s) for which a software deliverable is essential to its functionality, in accordance with the authoritative guidance on software revenue recognition.

Service Revenue

The Company recognizes service revenue from software consulting and support and maintenance agreements based upon the performance requirements of the agreements. Payments received prior to performance are deferred and recognized as revenue when earned over future performance periods. Software consulting agreements specify the number of days of consulting services to be provided by the Company. Support and maintenance agreements specify the term of the product maintenance and the nature of the services to be provided by the Company during the term.

For many customers, the Company has developed custom software applications and other protocols that are typically invoiced on a time and materials basis. These custom development projects are generally not sold in connection with a new software license deal, but rather to customers that have been using the Company’s software products for an extended period of time. Revenue from these arrangements is non-refundable and is usually recognized on a monthly basis as the services are delivered and invoiced.

Revenue allocable to support and maintenance is recognized on a straight-line basis over the period the support and maintenance is provided. The Company’s software maintenance may provide for technical support, bug fixes, and rights to unspecified upgrades on a when-and-if-available basis for periods defined within the services contract. Revenue related to this post-contract customer support is deferred and recognized ratably over the term of the contracted support.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Software License and Database Content Fees

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. The Company enters into certain arrangements where it is obligated to deliver multiple products and/or services (multiple elements). In these transactions, the Company allocates the total revenue among the elements based on the sales price of each element when sold separately (Vendor-Specific Objective Evidence, or VSOE of fair value).

If the fair value of all elements has not been determined, the amount of revenue allocated to undelivered elements is based on the VSOE of fair value for those elements using the residual method. Under the residual method, the total fair value of the undelivered elements, as indicated by VSOE, is recorded as deferred revenue, and the difference between the total arrangement fee and the amount for the undelivered elements is recognized as revenue related to delivered elements. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs, when fair value for any remaining undelivered elements can be established, or when the only remaining undelivered elements are post-contract customer support, which the Company will recognize ratably over the term.

For software and database content licensed on an annual right to use basis, revenue is recognized ratably over the term of the license. Revenue from multi-year licensing arrangements are deferred at the time of billing and recognized as revenue ratably over the maintenance and support coverage period. Certain multi-year software licensing arrangements include rights to receive future versions of software products on a when-and-if-available basis. For software licensed on a perpetual basis, where the Company has not established vendor specific objective evidence of the fair value of the software licenses and maintenance and support (primarily the support for the Electronic Lab Notebook software products and certain support for the products that we acquired from MDL), the perpetual license fee is recognized ratably over the contractual period of the bundled support and maintenance arrangements.

The Company considers all arrangements with payment terms longer than 12 months not to be fixed or determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer, provided all the other revenue recognition criteria have been met.

Software and Intellectual Property Royalties

Royalty revenue is recorded based on reported sales by third-party licensees of products containing the Company’s software. If there are extended payment terms, royalty revenues are recognized as these payments become due. Non-refundable royalties, for which there are no further performance obligations, are recognized when due under the terms of the agreements.

Royalty related to the retained intellectual property from the discontinued HPR business is recorded as other income.

Source of Revenue and Revenue Recognition Policy – Discontinued Operations

Service Revenue

The Company recognizes revenue from research agreements and warranty support and maintenance agreements as earned upon performance of the services specified in the agreements. Payments received that are related to future performance are deferred and recognized as revenue as the performance requirements are fulfilled.

Non-refundable up-front payments received in connection with research and development collaboration agreements, including technology access fees, are deferred and recognized as earned upon performance of the services over the relevant periods specified in the agreement, generally the research term. Research revenue is either recognized as research service time is delivered to the customer or as the results of research experiments are delivered to the customer over the term of the agreement. Revenue from milestone payments, which are substantially at risk until the milestones are completed, is recognized upon completion of these milestone events. Milestone payments to date have been immaterial.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Product Sales

The Company recognizes revenue from the sale of Symyx HPR tools and the license of associated software, and all related costs of products sold are expensed, once delivery has occurred and customer acceptance has been achieved. A determination is made for each system delivered as to whether software is incidental to the system as a whole. Revenue from the sale of HPR tools is earned and recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is reasonably assured. If there are extended payment terms, the Company recognizes product revenue as these payments become due. The Company considers all arrangements with payment terms extending beyond 12 months not to be fixed or determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer. In multiple element arrangements, the Company uses the residual method to allocate revenue to delivered elements once it has established fair value for all undelivered elements. A warranty expense accrual is established at the time of delivery for all tool sales.

Concentration of Revenue

During the years ended December 31, 2009, 2008 or 2007, the following customers contributed more than 10% of the Company’s total revenue for the year (in thousands):

	Years Ended December 31,
	2009	2008	2007
ExxonMobil	$2,541	$4,300	$4,280
Dow	5,076	4,575	5,063
Total	$7,617	$8,875	$9,343

The revenue from the above customers has been included in the consolidated statements of operations as follows (in thousands):

	Years Ended December 31,
	2009	2008	2007
Service revenue	$3,303	$3,640	$4,342
License fees, content revenue and royalties	4,314	5,234	5,001
Total	$7,617	$8,875	$9,343

Inventory

Raw materials inventory consists of purchased parts. Work-in-process inventory consists of purchased parts and fabricated sub-assemblies for Symyx tools in the process of being built. The Company does not have finished goods inventory that have been finished but are pending shipment to customers. Inventories are carried at the lower of cost or market, with cost determined on a specific identification basis. The Company’s inventory balances at December 31, 2009 and December 31, 2008 were as follows (in thousands):

	December 31,
	2009	2008
Raw Materials	$-	$20
Work-in-process	1,956	3,288
Total	$1,956	$3,308

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company assesses its allowance for doubtful accounts based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations to us, the Company records a specific allowance against amounts due and thereby reduces the net recognized receivable to the amount it reasonably believes will be collected. For all other customers, the Company records allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and its historical experience.

For the years ended December 31, 2009 and 2008, the Company’s allowance for doubtful accounts changed as follows (in thousands):

	2009	2008
Balance as of January 1	$356	$53
New allowance recorded	-	336
Accounts written-off	(200)	(33)
Balance as of December 31	$156	$356

Accrued Warranty

The Company provides a warranty on each Symyx tool shipped. The specific terms and conditions of these warranties vary depending upon the products sold and country in which the Company delivers the products. These warranties typically include coverage for parts and labor and software bug fixes, for a specified period (typically one year). The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Changes in the Company’s accrued warranty during the years ended December 31, 2009 and 2008 are as follows (in thousands):

	2009	2008
Balance as of January 1	$1,409	$1,728
New warranties issued during the period	834	983
Costs incurred during the period on specific systems	(798)	(603)
Changes in liability for pre-existing warranties during the period, including expirations	(596)	(699)
Balance as of December 31	$849	$1,409

Research and Development

The Company’s policy is to expense as incurred all costs of research and development, including direct and allocated expenses, related both to costs incurred on its own behalf and on behalf of its customers. The types of costs classified as research and development expense include salaries of technical staff, consultant costs, chemical and scientific supplies costs, facilities rental, and utilities costs related to laboratories and offices occupied by technical staff, depreciation on equipment and facilities used by technical staff and outside services, such as machining and third-party research and development costs.

Income Taxes

Income taxes have been provided using the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. The Company provides a valuation allowance against net deferred tax assets if, based upon the available evidence, it is not more likely than not that the deferred tax assets will be realized.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Software Development Costs

The authoritative guidance on accounting for the costs of computer software to be sold, leased or otherwise marketed, requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. The Company determined that the technological feasibility of its software products is established only upon the completion of a product design, a working model and the confirmation of the completeness of the working model against the product design. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for the general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expense in the period incurred.

Employee Savings Plan

The Company has a savings plan in the United States that qualifies under Section 401(k) of the Internal Revenue Code. Participating U.S. employees may contribute up to 60% of their pretax salary, but not more than statutory limits. For each dollar a participant contributes under this plan, the Company makes employer contribution to the plan of 50 cents, with a maximum matching contribution of 2% of a participant’s earnings. Matching contributions for the plan were $924,000, $1,010,000 and $795,000 in 2009, 2008 and 2007, respectively. Symyx common stock is not an investment option under the plan.

The Company participates in defined contribution plans in non-U.S. locations. Contributions to defined contribution plans are expensed when employees have rendered services in exchange for such contributions, generally in the year of contribution. Employer contributions for the plans were approximately $372,000, $300,000 and $205,000 in 2009, 2008 and 2007, respectively.

Foreign Currency Translation

The Company accounts for foreign currency translation in accordance with the authoritative guidance on foreign currency translation. The Company translates the assets and liabilities of its international non-U.S. dollar functional currency subsidiaries into U.S. dollars at the rates of exchange in effect on the balance sheet date. Revenue and expenses are translated using rates that approximate those in effect during the period. Translation adjustments are included in stockholders’ equity in the Consolidated Balance Sheet caption “Accumulated other comprehensive income.” Currency transaction losses derived from monetary assets and liabilities such as accounts receivable stated in a currency other than the functional currency and recognized in results of operations were $410,000, $1,963,000 and $162,000 for the years ended December 31, 2009, 2008 and 2007, respectively. The effect of foreign currency rate changes on cash and cash equivalents was an increase of $86,000 in 2009 and decreases of $172,000 and $498,000 for the years ended December 31, 2008 and 2007, respectively.

Deferred Costs

Occasionally, the Company enters into certain software consulting service and tool product arrangements under which all revenue is deferred until elements of the arrangements are delivered in the future. In these cases, the direct variable expenses, not exceeding the revenue deferred, are deferred and included in other current assets on the balance sheet until the revenue is recognized. Direct variable expenses include direct labor costs and direct services contracts with third parties working on the software service arrangements. As of December 31, 2009 and 2008, the Company deferred approximately $880,000 and $2,162,000, respectively, of direct variable expenses related to software consulting service and tools product arrangements in which the revenue is deferred until future periods. The deferred amounts meet the definition of assets. They are related to future elements of enforceable contracts and will result in positive margins when the Company recognizes them.

To account for deferred costs for contracts for which revenue recognition falls within the scope of FASB ASC No. 605-10-S25, Revenue Recognition (previously referenced as Staff Accounting Bulletin 104), the Company has applied FASB ASC No. 310, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (as amended), previously referred to as SFAS No. 91.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For contracts for which revenue recognition falls within FASB ASC No. 605-35, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, previously referred to as AICPA Accounting Statements of Positions No. 81-1, the Company has applied the guidance contained therein to account for the related deferred costs.

Fair Value Measurements

In September 2006, the FASB issued ASC No. 820, Fair Value Measurements (ASC 820), and previously referred to as Statement No. 157). The accounting pronouncement establishes a three-level hierarchy which prioritizes the inputs used in measuring fair value. In general, fair value determined by Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations in which there is little, if any, market activity for the asset or liability. Included in the cash and cash equivalent balances were the fair value of the Company’s cash equivalents of $67,401,000 and $51,999,000 at December 31, 2009 and 2008, respectively, based on Level 1 inputs.  Effective January 1, 2009, the Company adopted the provisions under ASC 820 for valuation of nonfinancial assets and nonfinancial liabilities. The adoption of such provisions did not impact the Company’s financial position, results of operations or cash flows.

Comprehensive Income

The components of other comprehensive income consist of unrealized gains and losses on marketable securities and foreign currency translation adjustments, both net of tax. Comprehensive income has been disclosed in the statement of stockholders' equity for all periods presented.

The components of accumulated other comprehensive income at December 31, 2009, 2008 and 2007 are as follows (in thousands):

	Foreign Currency Translation Adjustments	Unrealized Gain (Loss) On Available-For-Sale Securities	Total
Balance at January 1, 2007	$(28)	$24	$(4)
Foreign currency translation adjustment	628	-	628
Unrealized gain on available-for-sale securities	-	(23)	(23)
Balance at December 31, 2007	600	1	601
Foreign currency translation adjustment	2,006	-	2,006
Unrealized gain on available-for-sale securities	-	(1)	(1)
Balance at December 31, 2008	2,606	-	2,606
Foreign currency translation adjustment	(15)	-	(15)
Balance at December 31, 2009	$2,591	$-	$2,591

Effect of New Accounting Pronouncements

In October 2009, the FASB issued Accounting Standard Update (“ASU”) No. 2009-13, Multiple Deliverable Revenue Arrangements – A Consensus of the FASB Emerging Issues Task Force. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company has not determined the impact of adoption of this guidance on its Consolidated Financial Statements. This guidance becomes effective January 1, 2011; however, early adoption is permitted.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In October 2009, the FASB issued ASU No. 2009-14, Software: Certain Revenue Arrangements that Include Software Elements—a consensus of the FASB Emerging Issues Task Force, which will significantly improve the reporting of certain transactions to more closely reflect the underlying economics of the transactions. By excluding from its scope certain software-enabled devices, multiple-element arrangements that include such software-enabled devices will now be evaluated for separation and allocation using the guidance in ASU No. 2009-13 (described above). ASU No. 2009-14 is effective for revenue arrangements entered or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption as of January 1, 2010 is permitted but not elected by the Company. The Company is currently assessing the potential impact of this standard, but does not expect the adoption of the standard will have a material impact on the financial condition or results of operations of the Company.

In January 2010 the FASB issued ASU 2009-16, Accounting for Transfers of Financial Assets (FASB Statement No. 166, Accounting for Transfers of Financial Assets), or ASU 2009-16, which eliminates the concept of a “qualifying special-purpose entity” (QSPE), revises conditions for reporting a transfer of a portion of a financial asset as a sale (e.g., loan participations), clarifies the derecognition criteria, eliminates special guidance for guaranteed mortgage securitizations, and changes the initial measurement of a transferor’s interest in transferred financial assets. ASU 2009-16 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2009. The Company adopted the provisions of this ASU effective January 1, 2010, which did not have a material impact on the Company's consolidated financial statements.

In January 2010 the FASB issued ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (FASB Statement No. 167, Amendments to FASB Interpretation No. 46 (R)), which revises analysis for identifying the primary beneficiary of a variable interest entity, or VIE, by replacing the previous quantitative-based analysis with a framework that is based more on qualitative judgments. The new guidance requires the primary beneficiary of a VIE to be identified as the party that both (i) has the power to direct the activities of a VIE that most significantly impact its economic performance and (ii) has an obligation to absorb losses or a right to receive benefits that could potentially be significant to the VIE. ASU 2009-17 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2009. The Company adopted the provisions of this ASU effective January 1, 2010.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements, which requires disclosures about inputs and valuation techniques used to measure fair value as well as disclosures about significant transfers, beginning in the first quarter of 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3), beginning in the first quarter of 2011. The Company does not expect these new standards to significantly impact its consolidated financial statements.

2.	Net Income (Loss) per Share

Basic net income (loss) per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share has been calculated based on the shares used in the calculation of basic net income (loss) per share and the dilutive effect of stock options, restricted stock and restricted stock units.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the calculation of shares used for basic and diluted net income (loss) per share calculation (in thousands, except per share data):

	Years Ended December 31,
	2009	2008	2007

Weighted-average shares of common stock outstanding	34,321	33,765	33,301
Less: weighted-average restricted stock	-	(18)	(102)
Weighted-average shares used in computing basic net income (loss) per share	34,321	33,747	33,199
Dilutive effect of employee stock options and restricted stock units, using the treasury stock method	182	-	358
Weighted-average shares used in computing diluted net income (loss) per share	34,503	33,747	33,557

The following shares were excluded from the calculation of diluted net income (loss) per share for 2009, 2008 and 2007, respectively, because all were anti-dilutive for the respective periods (in thousands):

	2009	2008	2007
Options	4,463	5,276	5,072
Restricted stock units	-	740	-
Restricted stock	-	-	91
Total anti-dilutive shares	4,463	6,016	5,163

3.	Commitments

Leases

The Company has entered into various operating lease agreements for facilities with lease terms ranging from one to 25 years. Rent expense, which is being recognized on a straight-line basis over the lease terms, was approximately $4,905,000, $5,610,000 and $3,902,000 for the years ended December 31, 2009, 2008 and 2007, respectively. Future commitments and obligations under the operating leases for the Company’s facilities, to be satisfied as they become due, are as follows (in thousands):

Years ending December 31,	Amount
2010	$4,793
2011	4,620
2012	4,234
2013	4,098
2014	4,046
Thereafter	3,816
Total	$25,607

Estimated future rents receivable from sublease agreements through 2012, not included above, amount to approximately $457,000. Estimated additional rent receivable from the sublease to Freeslate is approximately $3.5 million through October 31, 2015.

Other Commitments

As of December 31, 2009, the Company had firm purchase commitments for inventory, fixed assets and services of approximately $4,992,000, of which the Company cancelled or transferred to Freeslate approximately $1.8 million due to the HPR Divestiture. The Company also had committed to pay royalties to third parties on future database content revenue of approximately $1,104,000 upon cash receipts from customers.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2009, the Company recorded $2,322,000 liabilities associated with uncertainties in income taxes under the authoritative guidance on accounting for uncertainty in income taxes. The Company could not make reasonably reliable estimates of the periods of cash settlement with the respective tax authorities and as such has recorded the liabilities as noncurrent on its Consolidated Balance Sheet.

As of December 31, 2009, the Company had no amounts due under loan agreements and had an unused line of credit with Bank of America as detailed in Note 5 of the Notes to Consolidated Financial Statements.

Customer Indemnification

From time to time, the Company agrees to indemnify its customers against certain third-party liabilities, including liability if its products infringe a third party’s intellectual property rights. The Company accounts for such indemnification provisions in accordance with the authoritative guidance for guarantor’s accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others. Other than for limited exceptions (e.g., intellectual property indemnity or bodily harm), the Company’s indemnification obligation in these arrangements is typically limited to no more than the amount paid by the customer. As of December 31, 2009, the Company was not subject to any material pending intellectual property-related litigation. The Company has not received any requests for and has not been required to make any payments under these indemnification provisions during any periods covered in these consolidated financial statements.

4.	Stockholders’ Equity

Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (ESPP) that permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during concurrent 12-month offering periods. Each offering period will be divided into two consecutive six-month purchase periods. The price at which stock is purchased under the ESPP is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. On May 4, 2009, Symyx’s Board of Directors amended and restated the Plan to eliminate the evergreen provision, effective after the January 1, 2009 increase in such reserved share pool, and to provide that the ESPP plan shall have an indefinite term. This amendment and restatement of the ESPP plan was not subject to shareholder approval. The Company registered an additional 1,005,793 shares authorized under the evergreen provision of its ESPP program for years 2007 through 2009 in June 2009. As of December 31, 2009, the number of shares of common stock available for future issue under the Purchase Plan was 1,879,110.

Stock Option Plans

The Company's 1996 Stock Option Plan was adopted in March 1996 and provided for the issuance of options for up to 1,153,444 shares of common stock to employees, directors and consultants.

During 1997, the Company's Board of Directors approved the adoption of the 1997 Stock Option Plan with terms and conditions the same as those of the 1996 Stock Option Plan (collectively, the Qualified Plans). The 1997 Stock Option Plan provided for the issuance of options for up to 14,090,572 shares of common stock to employees and consultants. In February 2007, the Qualified Plans expired and all unissued shares under the Qualified Plans were forfeited.

In October 2001, the Company's Board of Directors approved the adoption of the 2001 Nonstatutory Stock Option Plan (the NSO Plan). The NSO Plan provides for the issuance of options for up to 1,000,000 shares of common stock to non-executive employees and consultants. As of December 31, 2009, all authorized shares of options under the NSO Plan had been granted.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

At the 2007 Annual Stockholders Meeting held on June 12, 2007, the Company’s stockholders approved the adoption of the 2007 Symyx Technologies, Inc. Stock Incentive Plan (the 2007 Stock Plan). The 2007 Stock Plan provides for the grant of stock options, restricted stock, restricted stock units and stock appreciation rights (collectively, awards). Stock options granted under the 2007 Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the Code), or nonqualified stock options. The Compensation Committee of the Company’s Board of Directors administers the 2007 Stock Plan. The aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2007 Stock Plan is 750,000 shares, plus any shares that would otherwise return to each of the Company’s Qualified Plans and the Company’s NSO as a result of forfeiture, termination or expiration of awards previously granted under each of the 1997 Plan and the 2001 Nonstatutory Plan.  The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 750,000 shares. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 750,000 shares.

At the Company’s annual stockholder meeting on June 16, 2008, the Company’s stockholders approved a proposal to amend the Company’s 2007 Stock Plan to increase the total authorized shares available for grant under such plan by 4,700,000 shares and reduce the number of shares available for issuance under the 2007 Stock Plan (i) by one share for each share of common stock subject to a stock option or stock appreciation right; and (ii) by one and sixty-five hundredths (1.65) shares for each share of common stock subject to any other type of award issued under the 2007 Stock Plan. As of December 31, 2009, 5,109,887 shares were available for issuance under the 2007 Stock Plan.

The Company’s stockholders also approved a voluntary stock option exchange program to allow eligible employees holding stock options with exercise prices equal to or greater than $12.00 per share the opportunity to exchange eligible stock options for new stock options with a lower exercise price but covering fewer shares.  The Company’s directors, executive officers, consultants and employees with a tax residence outside of the United States were not allowed to participate in this program. The Company completed the stock option exchange in the third quarter of 2008. Eligible participants tendered options to purchase 2,042,812 shares of common stock in exchange for replacement options to purchase 394,509 shares of common stock under the Company’s 2007 Stock Plan, resulting in $111,000 of incremental stock-based compensation to be amortized on a straight-line basis over the vesting period of the replacement options (a maximum of 2 years). The shares subject to options canceled in this program were not returned to the 2007 Stock Plan for future issuance.

In connection with the acquisition of IntelliChem, the Company assumed all the unvested outstanding stock options issued pursuant to IntelliChem’s 2003 Stock Option Plan (IntelliChem Plan) and converted them into options to purchase 44,126 shares of the Company’s common stock. In connection with the acquisition of Synthematix, the Company assumed all the unvested outstanding stock options issued pursuant to Synthematix’s 2000 Equity Compensation Plan (Synthematix Plan), as amended, and converted them into options to purchase 23,876 shares of the Company’s common stock. These options generally retained all of the rights, terms, and conditions of the plan under which they were originally granted. As of December 31, 2009, options to purchase 13,717 and 2,971 shares of common stock were available for future grant under the IntelliChem Plan and Synthematix Plan, respectively.

Stock options granted under the Qualified Plans and 2007 Stock Plan may be either incentive stock options or nonstatutory stock options, whereas stock options granted under the NSO Plan are nonstatutory stock options. Options are generally granted with exercise prices equal to the fair value of the common stock on the grant date, as determined by the Board of Directors. The options issued under the Qualified Plans and the NSO plan expire no more than 10 years after the date of grant or earlier if employment or relationship as a director or consultant is terminated. The options issued under the 2007 Stock plan expire no more than 7 years after the date of grant or earlier if employment or relationship as a director or consultant is terminated. The Board of Directors shall determine the times during the term when the options may be exercised and the number of shares for which an option may be granted. Options may be granted with different vesting terms from time to time but will provide for annual vesting of at least 20% of the total number of shares subject to the option.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A summary of activity under all the above stock option plans is as follows:

	Outstanding Stock Options
	Number of Shares	Exercise Price	Weighted- Average Exercise Price
Balance at January 1, 2007	6,762,592	$0.19 - $58.25	$27.35
Options granted	1,423,500	$4.29 - $ 8.58	$6.68
Options exercised	(96,122)	$0.39 - $18.95	$6.55
Options cancelled	(1,222,527)	$0.19 - $57.00	$28.31
Balance at December 31, 2007	6,867,443	$0.39 - $58.25	$23.18
Options granted	2,038,009	$3.03 - $26.19	$6.20
Options exercised	(30,451)	$0.39 - $10.47	$2.72
Options cancelled	(3,599,230)	$0.96 - $58.25	$27.24
Balance at December 31, 2008	5,275,771	$0.51 - $57.00	$13.97
Options granted	130,000	$4.56 - $5.83	$4.85
Options exercised	(113,185)	$0.96 - $6.43	$3.82
Options cancelled	(829,348)	$0.96 - $31.53	$11.03
Balance at December 31, 2009	4,463,238	$0.51 - $57.00	$14.51

At December 31, 2009, 2008 and 2007, vested and outstanding options for the purchase of 2,563,991, 2,354,850, and 5,411,627 shares of common stock were exercisable at weighted-average exercise prices of $20.96, $23.76 and $27.53, respectively.

An analysis of options outstanding at December 31, 2009 is as follows:

				Options Exercisable
Exercise Price	Options Outstanding at December 31, 2009	Weighted-Average Remaining Contractual Life (in years)	Weighted-Average Exercise Price	Oustanding at December 31, 2009	Weighted-Average Remaining Contractual Life (in years)	Weighted-Average Exercise Price
$0.51 - $2.63	14,515	5.0	$2.30	14,515	5.0	$2.30
$3.03 - $4.56	1,582,832	5.1	$3.86	400,681	5.9	$3.68
$5.83 - $9.49	680,501	3.8	$8.10	180,001	3.7	$8.12
$9.51 - $14.75	890,751	3.8	$12.35	674,155	3.4	$12.85
$15.30 - $23.22	247,334	3.0	$17.43	247,334	3.0	$17.43
$23.78 - $57.00	1,047,305	2.3	$36.09	1,047,305	2.3	$36.09
	4,463,238	3.9	$14.51	2,563,991	3.3	$20.96

The aggregate intrinsic values for the above outstanding and exercisable stock options were $2,650,000 and $775,000, respectively. The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the close price of the Company’s common stock for in-the-money options at December 31, 2009. During the years ended December 31, 2009, 2008 and 2007, the aggregate intrinsic value of options exercised under the Company’s stock option plans was $213,000, $123,000 and $859,000, respectively. The aggregated fair value of stock options vested during 2009, 2008 and 2007 was $1,912,000, $99,000 and $1,330,000, respectively. As of December 31, 2009, $3,379,000 of total unrecognized compensation cost related to unvested stock options granted and outstanding is expected to be amortized over a weighted-average period of one year.

The Company granted stock options to purchase 130,000, 2,038,009 and 1,423,500 shares of common stock in 2009, 2008 and 2007, respectively. Included in option granted in 2008 were options to purchase 394,509 shares of common stock from the Company’s option exchange program. Included in options granted in 2007 were options to purchase 620,000 shares of common stock granted to non-executive employees at an exercise price equal to 50% of the grant date fair market value. The weighted-average grant date fair value of options granted (excluding the shares from stock option exchange program where only incremental charges were recorded) during the years ended December 31, 2009, 2008 and 2007 were $2.64, $2.15 and $4.08, respectively. The Company valued options granted in 2009, 2008 and 2007 using the Black-Scholes method with the following weighted-average valuation assumptions:

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	2009	2008	2007
Expected dividend	0%	0%	0%
Risk-free interest rate	2.2%	2.0%	4.3%
Expected volatility	69%	57%	44%
Expected life (in years)	4.3	4.3	3.5

The computation of expected volatility is based on historical volatility. Expected life is calculated using simplified method, due to significant differences in the vesting terms and contractual life of current option grants compared to the Company’s historical grants. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

The Company also granted restricted stock units to its employees and members of the Board of Directors under its stock option plans. The fair value of the Company’s restricted stock units was calculated based upon the fair market value of the Company’s stock at the date of grant. As of December 31, 2009, $1,544,000 of total unrecognized compensation cost related to unvested restricted stock units granted is expected to be amortized over a weighted-average period of one year. The Company plans to issue new common stock to settle the restricted stock units.  During the years ended December 31, 2009, 2008 and 2007, the Company paid $535,000, $499,000 and $1,956,000, respectively, in cash for employee withholding taxes in lieu of issuing common stock upon vesting of restricted stock units.

The following table illustrates the changes in status of the Company’s restricted stock units and restricted stock during the years ended December 31, 2009, 2008 and 2007:

	Restricted Stock Units		Restricted Stock
	Shares	Weighted-Average Grant-Date Fair Value	Shares	Weighted-Average Grant-Date Fair Value
Unvested at January 1, 2007	328,050	$29.05	-	na
Granted	595,011	$17.26	176,400	$18.06
Vested	(325,406)	$29.05	-	na
Cancelled	(152,169)	$17.79	(85,300)	$17.96
Unvested at December 31, 2007	445,486	$17.16	91,100	$18.15
Granted	635,953	$3.93	-	na
Vested	(226,590)	$16.76	-	na
Cancelled	(114,829)	$17.35	(91,100)	$18.15
Unvested at December 31, 2008	740,020	$5.88	-	na
Granted	68,646	$5.73	-	na
Vested	(305,335)	$7.41	-	na
Cancelled	(34,374)	$4.81	-	na
Unvested at December 31, 2009	468,957	$4.94	-	na

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During the years ended December 31, 2009, 2008 and 2007, the Company valued awards under the ESPP using the Black-Scholes method with the following weighted-average valuation assumptions:

	2009	2008	2007
Expected dividend	0%	0%	0%
Risk-free interest rate	0.8%	2.4%	4.7%
Expected volatility	95%	69%	55%
Expected life (in years)	0.8	0.8	0.8

As of December 31, 2009, $303,000 of total unrecognized compensation cost related to the ESPP is expected to be amortized over a weighted-average period of 4 months.

As of December 31, 2009, the Company has reserved the following shares of common stock for issuance:

Stock options outstanding	4,463,238
Restricted Stock Units	468,957
Stock options available for future grant	5,126,575
Employees stock purchase plan	1,879,110
11,937,880

The Company recognized stock-based compensation expenses of in the Company’s results of operations for the year ended December 31, 2009, 2008 and 2007 was as follows (in thousands):

	2009	2008	2007
Costs of revenue	$312	$226	$4
Research and development	390	386	542
Sales, general and administrative	2,434	2,349	3,935
Discontinued operations	1,264	1,407	1,236
Total	$4,400	$4,368	$5,717

Stock-based compensation related to HPR employees has been allocated to discontinued operations.

The income tax benefit recognized in the consolidated statements of operations related to stock-based compensation expense was $1,226,000, $1,410,000 and $1,873,000 in 2009, 2008 and 2007, respectively.

5.	Bank Credit Facility

On September 28, 2007, the Company entered into a Credit Agreement (the Credit Agreement) with Bank of America, N.A., as Administrative Agent and L/C Issuer (the Agent), and each lender from time to time a party thereto. Under the Credit Agreement, the Agent agreed to provide a $25 million aggregate commitment for a two-year revolving credit facility and issuances of letters of credit for the Company’s account (the Facility), secured by substantially all of the Company’s assets excluding intellectual property.

Loans under the Credit Agreement bear interest at either (i) for Eurodollar rate loans, the rate per annum equal to the British Bankers Association LIBOR plus a margin ranging from 0.25 percent to 0.50 percent or (ii) a formula based on the Agent’s prime rate and the federal funds effective rate.  Subject to certain conditions stated in the Credit Agreement, the Company may borrow, pre-pay and re-borrow amounts under the Facility at any time during the term of the Credit Agreement.   The Company may also, upon the agreement of either the Agent or additional banks not currently a party to the Credit Agreement, increase the commitments under the Facility up to an additional $50 million. The Credit Agreement contains customary representations, warranties, affirmative and negative covenants, including financial covenants and events of default.  The negative covenants set forth in the Credit Agreement include restrictions on additional indebtedness and liens, fundamental changes and entering into burdensome agreements. The financial covenants require the Company to meet quarterly financial tests with respect to consolidated net worth and consolidated interest coverage ratio, and financial tests with respect to a consolidated leverage ratio. As amended and extended, the Credit Agreement will terminate and all amounts owing thereunder will be due and payable on March 1, 2010, unless the commitments are earlier terminated, either at the Company’s request or, if an event of default occurs, by the lenders.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2009, the Company had no borrowings under the Facility other than a $780,000 standby letter of credit outstanding and was in compliance with all financial covenants related to the Facility.

6.	Segment Disclosure

The Company operates under one segment after the divestiture and wind down of the HPR business. All prior period information has been reclassified to reflect this change in segments.

Revenue is defined as revenue from external customers and is disaggregated into:

 (i) license of electronic laboratory notebook, lab execution and experiment analysis, logistics and decision support software, and subscriptions to scientific content, and
(ii) provision of associated support, maintenance and consulting services.

	Year Ended December 31,
(in thousands)	2009	2008	2007
Revenue:
Symyx Software
Service	$43,373	$45,016	$16,622
License fees, content and royalties	45,235	49,184	15,271
Total Symyx Software revenue	$88,608	$94,200	$31,893
Total operating loss	$(18,883)	$(104,041)	$(55,781)

Geographic Area Data

The table below shows revenue by physical location of the Company’s customers (in thousands).

	Years Ended December 31,
	2009	2008	2007
United States	$43,519	$42,415	$19,618
Asia	14,064	16,124	10,295
Europe	30,403	35,071	1,704
Rest of the world	622	590	276
Total	$88,608	$94,200	$31,893

The tables below show revenue and long-lived assets by location (in thousands):

	Years Ended December 31,
	2009	2008	2007
Revenue generated by U.S. operations	$75,900	$69,242	$27,431
Revenue generated by foreign operations	12,708	24,958	4,462
Total revenue from unaffiliated customers	$88,608	$94,200	$31,893

Long-lived assets in U.S.	$101,238	$114,373	$195,246
Long-lived assets in foreign countries	13,156	14,076	33,207
Total long-lived assets	$114,394	$128,449	$228,453

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.	Integrity Biosolution, LLC

On August 13, 2008, the Company acquired 100% of the ownership of Integrity Biosolution, LLC (IntegrityBio), a privately held research service company based in Camarillo, California. By acquiring IntegrityBio, the Company expanded its research service offerings in the life sciences industry into biologic formulations, complementing its existing chemical formulations services. IntegrityBio has since been merged with and into Symyx Software, Inc., effective December 31, 2008. Its results of operations have been included in the Company’s consolidated financial statements since the acquisition date.  After the reclassification for the divestiture and winding down of the HPR business, all results of operations from IntegrityBio are included as part of income (loss) from discontinued operations.

The purchase price for IntegrityBio was $10,248,000, including $9,446,000 paid in cash to the seller, $570,000 of working capital adjustments paid to the seller and $232,000 in transaction costs, consisting of legal and other professional service fees.

In accordance with the authoritative guidance on business combinations, the Company allocated the purchase price to the tangible assets, liabilities, and intangible assets acquired based on their estimated fair value. The excess purchase price over the fair value was recorded as goodwill.

The allocation of the purchase price of IntegrityBio was as follows (in thousands):

Amount
Fair value of net assets acquired	$1,948
Intangible assets	2,860
Goodwill	5,440
Total	$10,248

The fair value of IntegrityBio’s net assets as of the acquisition date was (in thousands):

Amount
Cash	$32
Accounts receivable	789
Plant, property and equipment	1,379
Accounts payable and other accrued liabilities	(127)
Accrued compensation	(47)
Deferred revenue	(78)
Fair value of IntegrityBio's net assets	$1,948

Identifiable intangible assets purchased in the IntegrityBio acquisition consisted of the following (in thousands, except for useful life) with a weighted average useful life of 4.9 years and no significant residual value estimated:

	Amount	Useful Life (in years)
Customer Relationships	$2,120	5
Customer Backlog	130	2
Non-competing Agreement	610	5
Total	$2,860

Goodwill from IntegrityBio was recorded in the Symyx Research reporting unit of Symyx HPR and is expected to be deductible for income tax purposes. Subsequently in the fourth quarter of 2008, as part of the annual impairment analysis, goodwill from IntegrityBio acquisition was written-off. Additionally, the Company reduced the carrying value of identifiable intangible assets by $1,604,000 in connection with its review of the recoverability long-lived assets. See detail in Note 1 of the Notes to Consolidated Financial Statements. The impairments have been included in net loss from discontinued operations in the Company's statements of operations.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pro forma financial information is not provided because the results of operations of the acquired entity were not material to the historical results of operations of the Company.

Pursuant to the terms of the purchase agreement, the founder of IntegrityBio could have earned an additional $1.75 million in cash, so long as the founder serves as the Company’s employee continuously for 24 months from the acquisition date. Due to service requirements of this payment, the Company recorded the associated liabilities as compensation expenses rather than as part of the purchase price. Additionally, the Company recorded $327,000 additional purchase consideration calculated as 46% of total revenue generated by IntegrityBio during the period from September 1, 2009 to October 31, 2009. This liability, if determinable at the time of acquisition, would have been recorded to goodwill as part of the purchase price. The Company assessed the recoverability of these amounts under the current circumstances and concluded that the goodwill resulting from the additional purchase consideration earned should be impaired in 2009. On November 1, 2009, in connection with the Company’s exiting of its CDMO business, the Company sold all the tangible and intangible assets from the IntegrityBio acquisition, and settled all the compensation liabilities and revenue share liabilities discussed above either earned through the selling date or potentially to be earned in the future under the purchase agreement, resulting in a loss of $2,009,000 which has been included in income (loss) from discontinued operations in the Company's statements of operations.

8.	Acquisition of MDL Group Companies

On October 1, 2007, the Company acquired MDL Information Systems, Inc. (MDL) for $123,000,000 in cash. Of the cash paid, the Company and the seller placed $10,000,000 in escrow pending their determination of any detriments suffered or benefits enjoyed by MDL as a result of certain pre-closing intercompany transactions. The escrow account (including interest earned) was subsequently settled after a March 2008 net working capital adjustment payment of $4,954,000 to the Company, June 2008 distributions of $1,626,000 to the Company for withholding tax and professional fee reimbursement and $1,735,000 to the seller and final distribution of the remaining amount in the escrow account to the seller in July 2009.

The adjusted total purchase price for this acquisition was $121,474,000, consisting of approximately $118,046,000 in cash and $3,428,000 in transaction costs, consisting of banking, legal and other professional service fees.

The adjusted purchase price allocation is as follows (in thousands):

Amount
Fair value of net liabilities assumed	$(5,605)
Accrued restructuring costs	(6,823)
In-process research and development	2,500
Intangible assets	59,000
Deferred tax liabilities	(22,428)
Goodwill	95,150
Total	$121,794

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The adjusted fair values of MDL’s net liabilities as of the acquisition date were (in thousands):

Amount
Accounts receivable, net	$4,417
Prepaids and other assets	3,549
Plant, property and equipment	4,851
Accounts payable and other accrued liabilities	(2,046)
Accrued compensation	(4,961)
Deferred revenue	(10,404)
Fair value of MDL’s net liabilities	$(4,594)

9.	Discontinued Operations

 On March 1, 2010 (the "Closing date"), the Company completed the sale of certain components of HPR to Freeslate, Inc. for a $10.0 million unsecured promissory note, a 19.5% equity interest in Freeslate and a warrant allowing the Company to retain its 19.5% interest in the event of dilution through future stock plans. The sale consisted of $8,600,000 in positive net working capital to Freeslate, which was mostly settled by cash ($6.6 million) and inventory ($3.4 million), net of deferred revenue and warranty liabilities assumed by Freeslate of $2.8 million, at closing. In connection with the transaction, the parties entered into an Asset Purchase Agreement, a Technology License Agreement, a Software License, Services and Co-Marketing Agreement, an unsecured Promissory Note, a Sublease Agreement and a Transition Services Agreement (as well as a Stock Issuance Agreement and a Warrant with respect to Symyx’s equity interest in Freeslate, Inc., and other ancillary agreements) (collectively, the “Agreements”).

The Company has concluded that Freeslate is a variable interest entity and that it holds variable interests in Freeslate through its subordinated debt and other investments at risk. However Freeslate’s management team was solely responsible for all economic aspects of the entity including key business decisions that impact Freeslate’s economic performance. The Company does not have power, through its variable interests, to direct the activities that most significantly impact the economic performance of Freeslate.  Given this, the Company determined that it was not the primary beneficiary of Freeslate and therefore did not consolidate Freeslate in its financial statements. The Company accounts for its investment in Freeslate as a cost method investment.

In March 2010, the Company completed the winding-down of its remaining contract research operations (included in the HPR business) after the expiration of certain research agreements with Dow Chemical and Exxon Mobile.

While the Company is a party to a separation agreement and various other agreements to effect the HPR Divestiture, the Company has determined that the continuing cash flows generated by these agreements, which are expected to be eliminated within three to four months, do not constitute significant continuing involvement in the operations of HPR. Accordingly the operating results of the HPR business (consisting of the divested business and the wind down of the remaining research business) are presented within discontinued operations for all periods presented.  The company has not presented the net assets of HPR separately as held for sale in any period presented.

The results of HPR included in discontinued operations for the year ended December 31, 2009, 2008 and 2007 are summarized as follows:

	Fiscal Year Ended December 31,
(in thousands)	2009	2008	2007
Revenue	$51,057	$54,909	$77,310
Operating income (loss)	$4,056	$(22,757)	$23,188
Loss on sale of business assets	$(2,009)	$-	$-
Income tax benefit (expense)	$748	$7,386	$(8,478)
Net income (loss) from discontinued operations	$2,787	$(15,650)	$14,578

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The amounts presented as discontinued operations represent direct operating costs of HPR. The Company has determined direct costs consistent with the manner in which the business units were structured and managed during the respective periods. Indirect costs such as corporate overhead that are not directly attributable to HPR have not been allocated to discontinued operations. In the fourth quarter of 2009, the Company sold all the tangible and intangible assets acquired during the IntegrityBio acquisition and recorded a total loss of $2.0 million which is included loss on sale of business assets in the table above.

10.	Related Party Transactions

The Company entered into a Collaborative Development and License Agreement in March 2005 and an Alliance Agreement in December 2005 with Intermolecular, Inc. (“Intermolecular”). Under these agreements, the two companies worked together to conduct research and development and other activities with respect to materials and high-throughput technology for use in semiconductor applications. Each party bore its own expenses. In November 2007, following the conclusion of the joint research and development activities, these agreements were amended. Under the amended agreements, the Company has an ongoing obligation to provide two employees to modify and integrate certain Symyx software with and into Intermolecular products and to provide Intermolecular access to certain Symyx equipment for development purposes. In August 2006, the Company invested $13,500,000 in exchange for approximately 13% of Intermolecular’s outstanding shares, and in December 2008 invested an additional $1,647,000. As of December 31, 2009, the Company owned approximately 12% of Intermolecular’s outstanding shares. The Company accounts for its ownership interest in Intermolecular using the cost method, because the Company does not have the ability to exercise significant influence over Intermolecular’s strategic, operating, investing and financing activities. Isy Goldwasser, the Company’s chief executive officer, is a director of Intermolecular. For the years ended December 31, 2009, 2008 and 2007, the Company recognized revenue from Intermolecular of $1,008,000, $1,418,000 and $912,000, respectively. As of December 31, 2009, the Company recorded $5,000 of deferred revenue and a $77,000 customer deposit from Intermolecular. As of December 31, 2008, the Company recorded $32,000 of deferred revenue and a $77,000 customer deposit from Intermolecular.

11.	Income Taxes

The Company’s income (loss) before taxes consisted of the following (in thousands):

	Years Ended December 31,
	2009	2008	2007
U. S.	$(3,605)	$(84,293)	$31,510
Foreign	(2,680)	(27,496)	(2,028)
Total	$(6,285)	$(111,789)	$29,482

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The provision (benefit) for income taxes for both continuing and discontinued operations consisted of the following (in thousands):

	Years Ended December 31,
	2009	2008	2007
Current:
Federal	$(2,991)	$(4,503)	$12,759
State	674	121	645
Foreign	(464)	302	542
Total	(2,781)	(4,080)	13,946
Deferred:
Federal	(2,090)	908	(2,276)
State	10	800	472
Foreign	(286)	(2,801)	(1,444)
Total	(2,366)	(1,093)	(3,248)
Provision (benefit) for income taxes	$(5,147)	$(5,173)	$10,698

Tax benefits or (deficiencies) resulting from the vesting of restricted stock units, the exercise of nonqualified stock options and the disqualifying dispositions of shares issued under the Company's stock-based compensation plans were approximately $19,000 in 2009, ($1,091,000) in 2008, and ($868,000) in 2007. Such benefits or deficiencies were recorded in additional paid-in capital.

 The reconciliation of federal statutory income tax (on pre-tax income after consideration of equity losses) to the Company’s provision (benefit) for income taxes is as follows (in thousands):

	Year Ended December 31, 2009
	Continuing Operations	Discontinued Operations	Consolidated
Expected provision (benefit) at federal statutory rate	$(2,913)	$714	$(2,199)
State taxes, net of federal impact	552	132	684
Research and development credits	(220)	(46)	(266)
Permanent difference related to stock-based compensation	192	45	237
Change in liabilities for uncertain tax positions	-	(699)	(699)
Valuation allowance for deferred tax assets	(1,946)	(1,094)	(3,040)
Other individually immaterial items	(64)	200	136
Provision (benefit) for income taxes	$(4,399)	$(748)	$(5,147)

	Year Ended December 31, 2008
	Continuing Operations	Discontinued Operations	Consolidated
Expected provision (benefit) at federal statutory rate	$(8,062)	$(31,064)	$(39,126)
State taxes, net of federal impact	145	776	921
Research and development credits	(86)	(407)	(493)
Permanent difference related to goodwill impairment	-	24,760	24,760
Permanent difference related to stock-based compensation	80	150	230
Permanent difference related to tax-exempt interest	-	(50)	(50)
Valuation allowance for deferred tax assets	-	7,995	7,995
Other individually immaterial items	537	53	590
Provision (benefit) for income taxes	$(7,386)	$2,213	$(5,173)

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Year Ended December 31, 2007
	Continuing Operations	Discontinued Operations	Consolidated
Expected provision at federal statutory rate	$8,069	$2,249	$10,318
State taxes, net of federal impact	601	(30)	571
Research and development credits	(69)	(252)	(321)
Permanent difference related to stock-based compensation	58	230	288
Permanent difference related to acquisitions	-	875	875
Permanent difference related to tax-exempt interest	-	(631)	(631)
Other individually immaterial items	(181)	(221)	(402)
Provision for income taxes	$8,478	$2,220	$10,698

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2009	2008
Deferred tax assets:
Net operating loss carry-forwards	$2,916	$2,534
Goodwill	1,416	3,482
Deferred revenue	2,829	1,488
Capitalized research and development	167	349
Depreciation	6,887	11,069
Stock-based compensation	2,279	2,031
Warranty expense accrual	340	545
Research and development and other credits	2,683	2,102
Other accruals and reserves	3,159	2,927
Total deferred tax assets before valuation allowance	22,676	26,527
Less valuation allowance for deferred tax assets	(10,152)	(12,485)
Total deferred tax assets	12,524	14,042
Deferred tax liabilities:
Prepaid insurance and property tax	(367)	(452)
Intangible assets	(15,588)	(18,023)
Total deferred tax liabilities	(15,955)	(18,475)
Net deferred tax liabilities	$(3,431)	$(4,433)

U.S. income taxes were not provided on undistributed earnings from investments in certain non-U.S. subsidiaries. Determination of the amount of unrecognized deferred tax liability for temporary differences related to investments in these non-U.S. subsidiaries that are essentially permanent in duration is not practicable. The Company currently intends to reinvest these earnings in operations outside the U.S.

As of December 31, 2009, the Company had federal net operating loss carryforwards of approximately $127,000. The net operating losses from the acquisition of Synthematix is subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. The net operating loss carryforwards will start to expire in 2010, if not utilized. As of December 31, 2009, the Company had California net operating loss carryforwards of approximately $33,312,000, which will start to expire in 2019, if not utilized. As of December 31, 2009, the Company also had Swiss net operating loss carryforwards of approximately $4,879,000, which will start to expire in 2014, if not utilized.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2009, the Company had federal and California research and development tax credit carryforwards of approximately $472,000 and $4,415,000, respectively. The state research and development credits have no expiration date. The research and development tax credits from the acquisitions of IntelliChem and Synthematix is subject to an annual limitation of Section 383 due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions.

Valuation Allowance

Income tax expense is recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial statement purposes, using current tax rates. In 2008, the Company recorded a $12,485,000 valuation allowance (including $7,995,000 for federal deferred tax assets and $4,490,000 for state deferred tax assets) as a result of uncertainties related to the realization of its net deferred tax assets at December 31, 2008. In 2009, the Company conducted a study of the tax depreciable lives for certain of its fixed assets placed in service after January 1, 2002. Using the result of the study, the Company reassessed the valuation allowance associated with certain federal deferred tax assets and released $1,976,000 of such allowance. Additionally in the fourth quarter of 2009, the Company sold its CDMO business, resulting in the release of additional $1,064,000 of such allowance, which is included in net income from discontinued operations, upon the realization of certain federal deferred tax assets established for goodwill and intangible assets that were deductible for tax purposes. In 2009, the Company recorded additional $707,000 valuation allowance against the state deferred tax assets related to continuing operations. The net change of valuation allowance from 2008 to 2009 was $2,333,000.

The valuation allowance was established as a result of weighing all the positive and negative evidence, including the Company’s history of cumulative losses over the past three years and the difficulty of forecasting sufficient future taxable income. The valuation allowance reflects the conclusion of the management that it is more likely than not that the benefits from certain deferred tax assets will not be realized. If actual results differ from these estimates or these estimates are adjusted in future periods, the valuation allowance may require adjustment which could materially impact the Company’s financial position and results of operations.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued the authoritative guidance on accounting for uncertainty in income taxes, which clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. Under the authoritative guidance on accounting for uncertainty in income taxes, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, the authoritative guidance on accounting for uncertainty in income taxes provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the years ended December 31, 2009 and 2008 (in thousands):

	2009	2008	2007
Unrecognized tax benefit at January 1	$4,693	$4,965	$4,273
Increase (decrease) in tax positions for prior period	(124)	(590)	287
Increase (decrease) in tax positions for current period	220	318	526
Lapse of statute of limitations	(1,569)	-	(121)
Total unrecognized tax benefit at December 31	$3,220	$4,693	$4,965

Included in the balance of unrecognized tax benefits at December 31, 2009, was $379,000 of tax benefits that, if recognized, would affect the effective tax rate.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company recognizes interest accrued related to unrecognized income tax benefits in interest expense and penalties as a component of the income tax provision, in the accompanying Consolidated Statement of Operations. Related to the uncertain tax benefits noted above, the Company has recognized a liability for interest and penalties of $232,000 and $455,000 as of December 31, 2009 and 2008, respectively.

The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. The Company is not currently under audit by any tax authorities and is generally not subject to tax examinations for years prior to 2005.

The Company does not anticipate the total amounts of unrecognized income tax benefits will significantly increase or decrease within the next 12 months of the reporting date.

The Company assessed the impact of uncertainties in tax positions taken by the MDL Group Companies in periods prior to the acquisition. Based upon this assessment, no liabilities under the authoritative guidance on accounting for uncertainty in income taxes were recorded on the opening balance sheet. By operation of tax law, the seller of the MDL Group of Companies retains the primary obligation for most pre-acquisition U.S. tax liabilities.  In addition, by the terms of the acquisition agreement, the seller of the MDL Group of Companies has agreed to indemnify the Company for any income tax liabilities related to pre-acquisition periods.

12.	Intangible Assets

The Company acquired certain patent rights and know-how from third parties. It also obtained certain intangible assets in various business combinations. These intangible assets are being amortized on a straight-line basis over the estimated useful lives of the assets. Because some of the intangible assets related to the Autodose acquisition were recorded in foreign currencies, the balance of these intangible assets may be affected by foreign currency exchange rate fluctuations when converted to U.S. dollars at each reporting period. As discussed in Note 1 of Notes to Consolidated Financial Statements, the Company evaluated the recoverability of intangible assets and recorded an impairment charge of $2,574,000 on HPR assets in 2008 which was included in net loss from discontinued operations. The current estimated weighted-average useful lives and carrying amounts of these intangible assets are as follows (in thousands, except for useful lives):

		December 31, 2009
	Weighted-Average Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Acquired technology	5.0	$2,974	$(2,974)	$-
Trade name	3.4	1,752	(1,325)	427
Core/Developed technology	5.7	23,164	(15,574)	7,590
Customer relationships	7.8	39,825	(14,101)	25,724
Proprietary content	6.0	7,800	(2,925)	4,875
License agreements	3.0	4,400	(3,300)	1,100
Bargain lease	8.0	1,300	(366)	934
Total intangibles	6.6	$81,215	$(40,565)	$40,650

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

		December 31, 2008
	Weighted-Average Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Acquired technology	5.0	2,973	(2,874)	99
Trade name	3.3	1,697	(781)	916
Core/Developed technology	5.7	23,168	(12,611)	10,557
Customer relationships	7.7	40,736	(9,139)	31,597
Proprietary content	6.0	7,800	(1,625)	6,175
License agreements	3.0	4,400	(1,833)	2,567
Bargain lease	8.0	1,300	(203)	1,097
Customer backlog	2.0	66	(25)	41
Non-compete agreement	5.0	266	(47)	219
Total intangibles	6.5	$82,406	$(29,138)	$53,268

In the years ended December 31, 2009, 2008 and 2007, the Company recorded amortization expense for intangible assets of $11,798,000, $13,542,000, and $6,418,000, respectively, of which $715,000, $986,000 and $675,000 have been included in net income (loss) from discontinued operations in the Company's statements of operations, respectively. Assuming no subsequent impairment of the underlying assets, the annual amortization expense of total intangible assets is expected to be approximately $9,880,000 in 2010, $7,859,000 in 2011, $7,307,000 in 2012, $6,845,000 in 2013, $5,487,000 in 2014 and $3,272,000 thereafter.

13.	Financial Instruments

The Company has not entered into any derivative contracts at December 31, 2009. It maintains cash and cash equivalents in treasury-bill money market funds. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and cash equivalents are their fair values. The fair value for cash equivalents are based on quoted market prices.

Accounts receivable and accounts payable: The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate their fair values. The Company generally does not require any collateral from the customers to support accounts receivables.

14.	Restructuring Charges

In the third quarter of 2009, the Company recorded a $710,000 restructuring charge, which included $801,000 of severance and facility exit costs in the United Kingdom as part of the Company’s effort to consolidate its offshore software development activities. In the fourth quarter of 2009, the Board of Directors committed the Company to a plan to restructure its HPR business unit. The restructuring plan is being implemented to address underperformance in the Company’s CDMO operation acquired as part of the IntegrityBio acquisition, and to address the anticipated decline in research services following 2009 as commitments from Dow Chemical and ExxonMobil expire.  As part of the restructuring plan, the Company has exited its CDMO operations and reduced its overall HPR staffing by approximately 75 employees, representing a 15% reduction in the Company’s total current headcount. As a result, the Company recorded $1,660,000 restructuring charges in the fourth quarter of 2009, of which $1,273,000 has been included in net income from discontinued operations in the Company's statements of operations. In the table below, all restructuring activities in 2009 were referred to as the “2009 Plan.”  These charges have been aggregated and appear as “Restructuring Charges” and in net income from discontinued operations in the Company’s Consolidated Statements of Operations.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In order to realign its operations to drive performance and improve operating efficiency, on December 3, 2008, the Company initiated a reorganization plan (2008 Plan) to combine Symyx Tools and Symyx Research to create Symyx HPR.  The 2008 Plan included a worldwide reduction in force of approximately 90 employees and the consolidation of certain facilities.

The Company recorded total restructuring charges of $4,952,000 in the fourth quarter of 2008, consisting of $3,701,000 of severance and one-time benefits, $1,251,000 of exit costs of facilities, write-off of related fixed assets and associated legal costs. $3,202,000 of these charges have been aggregated and appear as “Restructuring Charges” and $1,750,000 relating to the HPR business is included in net loss from discontinued operations in the Company’s Consolidated Statements of Operations.

The Company estimated the cost of exiting and terminating facility leases or acquired leases by referring to the contractual terms of the agreements and by evaluating the current real estate market conditions. In addition, the Company has estimated sublease income by evaluating the current real estate market conditions or, where applicable, by referring to amounts being negotiated. The ability to generate this amount of sublease income, as well as the ability to terminate lease obligations at estimated amounts, is highly dependent upon the commercial real estate market conditions in certain geographies at the time the evaluations and negotiations are performed.

The amounts the Company has accrued represent the Company’s best estimate of the obligations expect to be incurred and could be subject to adjustment as market conditions change.

On October 2, 2007, in connection with the MDL Acquisition, the Company announced a restructuring plan (2007 Plan) to terminate approximately 120 employees of the Company, comprised of approximately 100 positions in the United States and approximately 20 positions internationally. Total estimated restructuring termination benefits were $7,040,000, consisting primarily of involuntary employee termination benefits. Of the total restructuring charges, $6,823,000 was associated with the former MDL employees and therefore was accrued as part of the liabilities assumed at the time of the MDL acquisition according to the authoritative guidance on accounting for business combinations, as well as the authoritative guidance on recognition of liabilities in connection with a purchase business combination. The remaining balance associated with the termination of employees of the acquiring company was recorded as part of the operating expenses according to the authoritative guidance on accounting for costs associated with exit or disposal activities. As of December 31, 2009, the Company completed the majority of the 2007 plan but estimates that up to $39,000 may yet be incurred in legal fees pertaining to the termination of certain former employees of MDL.

 The following table illustrates the change in accrued restructuring costs during the year ended December 31, 2009 (in thousands):

	2007 Plan	2008 Plan	2009 Plan	Total
Balance as of January 1, 2008	$2,275	$-	$-	$2,275
New charges accrued during the period	723	4,952	-	5,675
Payments made during the period	(1,663)	(442)	-	(2,105)
Non-cash liabilities settled during the period	-	(583)	-	(583)
Adjustments to liabilities during the period, including foreign currency exchange rate effect	(684)	-	-	(684)
Balance as of December 31, 2008	651	3,927	-	4,578
New charges accrued during the period	-	407	2,369	2,776
Payments made during the period	(153)	(3,777)	(785)	(4,715)
Non-cash liabilities settled during the period	-	-	(102)	(102)
Adjustments to liabilities during the period, including foreign currency exchange rate effect	(459)	(60)	96	(423)
Balance as of December 31, 2009	$39	$497	$1,578	$2,114

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table illustrates the change in accrued restructuring costs by business unit during the year ended December 31, 2009 for 2009 Plan only (in thousands). The Company did not implement a reporting system prior to 2009 to segregate restructuring charges by business unit. It is impracticable to restate prior periods to be consistent with the current period presentation.

	Symyx Software	Symyx HPR	Total
Balance as of December 31, 2008	$-	$-	$-
New charges accrued during the period	809	1,560	2,369
Payments made during the period	(544)	(241)	(785)
Non-cash liabilities settled during the period	(102)		(102)
Adjustments to liabilities during the period, including foreign currency exchange rate effect	96		96
Balance as of December 31, 2009	$259	$1,319	$1,578

15.	Subsequent Events

On February 11, 2010, and following an extensive sales process led by the Company’s financial advisors, Symyx executed definitive agreements (the “Divestiture Agreements”) pursuant to which Symyx divested the assets of HPR’s tools operations and of certain of its restructured contract research services operations to a newly formed company, Freeslate, Inc.  HPR’s president, John S. Senaldi, resigned from Symyx prior to the signing of the Divestiture Agreements to lead the acquisition of HPR assets as founder and chief executive officer of Freeslate.  Pursuant to the Divestiture Agreements, Symyx transferred to Freeslate substantially all existing HPR physical assets and certain intellectual property assets, including a portion of the Company’s patent portfolio and certain components of the Company’s Lab Execution and Analysis (“LEA”) software suite.

The HPR Divestiture closed on March 1, 2010.  Pursuant to the Divestiture Agreements, Symyx provided $8,600,000 of positive net working capital at closing.  In return, Symyx received a $10.0 million unsecured promissory note, common stock representing an approximately 19.5% equity interest in Freeslate and a warrant allowing the Company to retain its 19.5% interest in the event of dilution through future stock issuances under Freeslate’s existing stock plans. The parties also entered into a transition service agreement for a short period (within a year) services of information technology, human resources and facility to be paid, a LEA license and service agreement allowing for royalties to be paid for current agreements as well as new agreements based on revenue earned on a quarterly basis from the assigned and retained components and a sublease agreement from Symyx to FreeSlate of existing facility at commercially reasonable rates. Symyx retained all existing rights to royalties and licensing fees previously included in HPR, as well as relevant patents underlying those entitlements.  Substantially all HPR employees accepted employment with Freeslate following the closing.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company recorded a loss on the HPR Divestiture in discontinued operations for the period ended March 31, 2010 as follows (in thousands):

Amount
Promissory note received	$10,000
Investment in Freeslate	89

Cash contributed to Freeslate	(6,561)
Inventories	(3,397)
Fixed assets	(1,618)
Intangible assets	(829)
Goodwill	(469)
Other assets and liabilities, net	(27)
Deferred revenue	2,774
Transaction costs	(1,162)

Loss on sale of tools and small molecule businesses	$(1,200)

In connection with the HPR Divestiture, the Company also evaluated the recoverability of carrying values of the leasehold improvements for the facility subleased to Freeslate and for the facility in which the Company’s remaining contract research services were performed, and concluded those carrying values are not recoverable.  As a result, the Company recorded an impairment charge of $6,095,000 in the first quarter of 2010.

On April 5, 2010, the Company entered into a merger agreement with Accelrys, Inc. (Nasdaq:  ACCL), a San Diego, California-based company that develops scientific business intelligence software and solutions for the life sciences, energy, chemicals, aerospace and consumer products industries. The merger, structured to be a tax-free, all-stock merger of equals, was approved by both companies’ boards of directors.  Under the terms of the agreement, Symyx shareholders would receive 0.7802 shares of Accelrys common stock for each share of Symyx stock.  Following the completion of the merger, Accelrys and Symyx shareholders would each own approximately 50 percent of the combined company. The merger is expected to be completed in the third calendar quarter of 2010, subject to customary closing conditions and shareholder and regulatory approvals.

The Merger Agreement between Symyx and Accelrys also includes materially reciprocal termination provisions, and provides that in certain specified circumstances, one party must pay the counter-party a termination fee of $7.5 million. The merger agreement also provides for an expense payment of $1.0 million if a party terminates the Merger Agreement following the counter-party’s stockholders’ “no” vote, which fee shall be credited against the payment described in the previous sentence, if any. The termination fees and expense provisions described above are reflected in Section 8.3 of the merger agreement as filed with the SEC on Form 8-K on April 6, 2010.

Several lawsuits have been filed against Symyx, the members of the Symyx board of directors, certain executive officers of Symyx, Accelrys and a subsidiary of Accelrys in purported class action lawsuits brought by individual Symyx stockholders challenging the proposed merger and seeking, among other things, to enjoin the defendants from completing the merger on the agreed-upon terms. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, such an injunction may prevent the completion of the merger in the expected timeframe (or altogether). The first of such lawsuits was a class action lawsuit filed in the Superior Court of the State of California, County of Santa Clara, purportedly on behalf of the stockholders of Symyx, against Symyx and its directors and chief financial officer, as well as Accelrys and a subsidiary of Accelrys, alleging, among other things, that Symyx’s directors breached their fiduciary duties to the stockholders of Symyx in connection with the proposed merger.  Subsequent to the filing of such lawsuit, several additional suits were filed, also in Santa Clara County, each of which is substantially similar to the first lawsuit.  The lawsuits were ultimately consolidated into a single action. It is expected that the plaintiffs will file a single, consolidated complaint, which will serve as the only complaint in the combined litigation going forward. Symyx expects that the consolidated complaint, like the four filed complaints, will seek, among other things, to enjoin the defendants from completing the merger as currently contemplated.

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company believes it has meritorious defenses and plans to defend itself rigorously.

16.	Quarterly Results of Operations (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2009 and 2008 (in thousands, except per share amounts). Amounts in these quarters do not agree to those previously reported as they have been updated to reflect the classification of the HPR business as discontinued operations for all periods presented.

	Three Months Ended
2009	March 31,	June 30,	September 30,	December 31,
Total revenue	$21,749	$20,776	$22,028	$24,055
Total costs	6,933	6,825	5,835	7,162
Gross Profit	14,816	13,951	16,193	16,893
Operating expenses:
Research and development	9,546	9,564	9,941	9,580
Sales, general and administrative	8,983	8,863	8,400	9,064
Restructuring charges (a)	78	-	706	387
Amortization of intangible assets	1,405	1,406	1,407	1,406
Total operating expenses	20,012	19,833	20,454	20,437
Loss from continuing operations	(5,196)	(5,882)	(4,261)	(3,544)
Interest and other income (expense), net	1,886	3,610	3,377	1,686
Income (loss) from continuing operations before income tax	(3,310)	(2,272)	(884)	(1,858)
Income tax benefit	1,161	580	2,016	642
Net income (loss) from continuing operations	(2,149)	(1,692)	1,132	(1,216)
Discontinued operations
Income (loss) from discontinued operations before income tax	(1,403)	689	(259)	3,012
Income tax benefit (expense)	445	(235)	616	(78)
Net income (loss) from discontinued operations	(958)	454	357	2,934
Net income (loss)	$(3,107)	$(1,238)	$1,489	$1,718
Net income (loss) per share from continuing operations - basic	$(0.06)	$(0.05)	$0.03	$(0.03)
Net income (loss) per share from continuing operations - diluted	$(0.06)	$(0.05)	$0.03	$(0.03)
Net income (loss) per share from discontinued operations - basic	$(0.03)	$0.01	$0.01	$0.08
Net income (loss) per share from discontinued operations - diluted	$(0.03)	$0.01	$0.01	$0.08
Net income (loss) per share - basic	$(0.09)	$(0.04)	$0.04	$0.05
Net income (loss) per share - diluted	$(0.09)	$(0.04)	$0.04	$0.05

SYMYX TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Three Months Ended
2008	March 31,	June 30,	September 30,	December 31,
Total revenue	$20,025	$24,076	$25,581	$24,518
Total Costs	7,924	8,152	7,405	7,755
Gross Profit	12,101	15,924	18,176	16,763
Operating expenses:
Research and development	12,530	12,274	11,721	10,926
Sales, general and administrative	11,475	10,350	9,175	8,638
Restructuring charges (a)	-	-	-	3,202
Impairment to goodwill, intangibles, and other long-lived assets (b)	-	-	-	71,084
Amortization of intangible assets	1,412	1,406	1,406	1,406
Total operating expenses	25,417	24,030	22,302	95,256
Loss from continuing operations	(13,316)	(8,106)	(4,126)	(78,493)
Gain from sale of equity interest in Ilypsa, Inc.	-	-	4,939	-
Interest and other income (expense), net	3,118	5,916	80	1,235
Income (loss) from continuing operations before income tax and equity loss	(10,198)	(2,190)	893	(77,258)
Income tax benefit (expense)	3,970	821	(514)	(6,490)
Net income (loss) from continuing operations	(6,228)	(1,369)	379	(83,748)
Discontinued operations
Loss from discontinued operations before income tax	(924)	(251)	(1,800)	(20,061)
Income tax benefit	360	95	676	6,255
Net loss from discontinued operations	(564)	(156)	(1,124)	(13,806)
Net loss	$(6,792)	$(1,525)	$(745)	$(97,554)
Net income (loss) per share from continuing operations - basic	$(0.18)	$(0.04)	$0.01	$(2.47)
Net income (loss) per share from continuing operations - diluted	$(0.18)	$(0.04)	$0.01	$(2.47)
Net loss per share from discontinued operations - basic and diluted	$(0.02)	$(0.01)	$(0.03)	$(0.40)
Net loss per share - basic and diluted	$(0.20)	$(0.05)	$(0.02)	$(2.87)

(a)	See Note 14 of the Notes to Consolidated Financial Statements for detail discussion.
(b)	See Note 1 of the Notes to Consolidated Financial Statements for detail discussion.